Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Quantum Corporation

Opinion on the financial statements
We have audited the accompanying consolidated balance sheet of Quantum Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of March 31, 2024, the related consolidated statement of operations and comprehensive loss, consolidated statement of stockholders’ deficit, and cash flows for the year ended March 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024, and the results of its operations and its cash flows for the year ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, as of March 31, 2024, the Company was in default of certain debt covenants of its term debt and credit facility and obtained a waiver from its lenders. All defaults existing at March 31, 2024 were waived by the lenders through July 2024. The Company believes it is probable that it will be in violation certain debt covenants at the next testing date of July 2024. The Company’s plan, which is also described in Note 1, contemplates the Company obtaining additional covenant waivers or refinancing the existing term debt and credit facility. Additionally, the Company is evaluating strategies to obtain the additional funding, including potential asset sales. In the event the Company is unable to obtain an extension of the waiver additional funding will be required to pay the amount due on the revolver and term loan. However, the Company may be unable to obtain an extension of the waiver or obtain additional funding. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all. The Company’s ability to achieve this plan is uncertain and raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

Critical audit matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to
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accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Determination of Standalone Selling Price

As described further in Note 1 to the financial statements, the Company’s contracts with customers often include multiple performance obligations. The transaction price of each contract is allocated to individual performance obligations based upon relative stand-alone selling price (“SSP”). The SSP of performance obligations is determined based on observable prices at which the Company separately sells the products and services or alternative methods. We identified the determination of the SSP of performance obligations as a critical audit matter.

The principal consideration for our assessment that the determination of the SSP of performance obligations represents a critical audit matter is that the estimates made in determining SSP involve significant judgments. Evaluating the appropriateness of these estimates requires a high degree of auditor judgment and an increased extent of effort.

Our audit procedures related to the determination of the SSP of performance obligations included the following procedures, among others:
•Tested management’s process for developing the estimates of SSP by evaluating the appropriateness of the overall methodology used by management to develop the estimates by considering (i) whether the methodology maximized the use of observable inputs available and (ii) making inquiries of staff members outside of the accounting department.
•Tested the accuracy of management’s calculations of estimated selling prices.
•In the cases where directly observable standalone sales were not available, for selected items we evaluated whether the significant assumptions used by management were reasonable by (i) considering the consistency with external market and competitor margin data and (ii) making inquiries of staff members outside of the accounting department.

/s/ GRANT THORNTON LLP

We have served as the Company's auditor since 2023.

Bellevue, Washington

June 28, 2024 (except for the reverse stock split described in Note 1, as to which the date is January 27, 2025)

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Quantum Corporation
San Jose, California

Opinions on the Financial Statements

We have audited the accompanying consolidated balance sheets of Quantum Corporation (the Company) as of March 31, 2023 and 2022 and the related consolidated statements of operations and comprehensive loss, stockholders' deficit, and cash flows for each of the two years in the period ended March 31, 2023, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 14 to the consolidated financial statements, the 2023 and 2022 consolidated financial statements have been restated to correct misstatements.

Basis for Opinions

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ ArmaninoLLP
San Ramon, California

We have served as the Company's auditor since 2019. In 2023, we became the predecessor auditor.

June 6, 2023, except for the effects of the tables reflecting the impact of the restatement as of and for the years ended March 31, 2023 and 2022 discussed in Note 14 to the consolidated financial statements appearing under Item 8 of the Company’s 2024 annual Report (Form 10-K), as to which the date is June 28, 2024, and except for the effects of the reverse stock split discussed in Note 1, as to which date is January 27, 2025.
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QUANTUM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,
	2024	2023	2022
		Restated	Restated
Assets
Current assets:
Cash and cash equivalents	$ 25,692	$ 25,963	$ 5,210
Restricted cash	168	212	283
Accounts receivable, net of allowance for credit losses of $22, $201 and $422, respectively	67,788	72,464	69,354
Manufacturing inventories	17,753	19,441	33,546
Service parts inventories	9,783	25,304	24,254
Prepaid expenses	2,186	4,158	7,853
Other current assets	8,414	5,513	4,697
Total current assets	131,784	153,055	145,197
Property and equipment, net	12,028	16,555	12,853
Intangible assets, net	1,669	4,941	9,584
Goodwill	12,969	12,969	12,969
Right-of-use assets, net	9,425	10,291	11,107
Other long-term assets	19,740	15,846	9,925
Total assets	$ 187,615	$ 213,657	$ 201,635
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$ 26,087	$ 35,716	$ 34,220
Accrued compensation	18,214	15,710	16,141
Deferred revenue, current portion	78,511	79,807	87,128
Term debt, current portion	82,496	5,000	4,375
Revolving credit facility	26,604	—	—
Warrant liabilities	4,046	7,989	18,237
Other accrued liabilities	13,986	13,666	16,562
Total current liabilities	249,944	157,888	176,663
Deferred revenue, net of current portion	38,176	35,495	39,788
Revolving credit facility	—	16,750	17,735
Term debt, net of current portion	—	66,354	89,448
Operating lease liabilities	9,621	10,169	9,891
Other long-term liabilities	11,372	11,370	11,849
Total liabilities	309,113	298,026	345,374
Commitments and Contingencies (Note 11)
Stockholders’ deficit
Preferred stock:
Preferred stock, 20,000 shares authorized; no shares issued as of March 31, 2024, 2023 and 2022, respectively	—	—	—

Common stock:
Common stock, $0.01 par value; 225,000 shares authorized; 4,792, 4,678 and 3,021 shares issued and outstanding at March 31, 2024, 2023 and 2022, respectively	48	47	30
Additional paid-in capital	708,027	703,259	625,380
Accumulated deficit	(827,380)	(786,094)	(767,726)
Accumulated other comprehensive loss	(2,193)	(1,581)	(1,423)
Total stockholders' deficit	(121,498)	(84,369)	(143,739)
Total liabilities and stockholders' deficit	$ 187,615	$ 213,657	$ 201,635
The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts)

	Year Ended March 31,
	2024	2023	2022
		Restated	Restated
Revenue
Product	$ 174,879	$ 274,854	$ 230,814
Service and subscription	126,590	133,518	137,241
Royalty	10,131	13,705	15,377
Total revenue	311,600	422,077	383,432
Cost of revenue
Product	136,419	220,031	169,780
Service and subscription	50,292	58,782	56,012
Total cost of revenue	186,711	278,813	225,792
Gross profit	124,889	143,264	157,640
Operating expenses
Sales and marketing	60,893	66,034	62,957
General and administrative	51,547	47,752	45,256
Research and development	38,046	44,555	51,812
Restructuring charges	3,280	1,605	850
Total operating expenses	153,766	159,946	160,875
Loss from operations	(28,877)	(16,682)	(3,235)
Other income (expense), net	(1,746)	1,956	(251)
Interest expense	(15,089)	(10,560)	(11,888)
Change in fair value of warrant liability	5,137	10,250	60,030
Loss on debt extinguishment, net	—	(1,392)	(4,960)
Net income (loss) before income taxes	(40,575)	(16,428)	39,696
Income tax provision	711	1,940	1,341
Net income (loss)	$ (41,286)	$ (18,368)	$ 38,355
Net income (loss) per share - basic	$ (8.68)	$ (4.07)	$ 13.03
Net income (loss) per share - diluted	$ (8.68)	$ (5.64)	$ (6.48)
Weighted average shares - basic	4,754	4,517	2,944
Weighted average shares - diluted	4,754	4,559	3,301
Net income (loss)	$ (41,286)	$ (18,368)	$ 38,355
Foreign currency translation adjustments, net	(612)	(158)	(567)
Total comprehensive income (loss)	$ (41,898)	$ (18,526)	$ 37,788
The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2024	2023	2022
		Restated	Restated
Operating activities
Net income (loss)	$ (41,286)	$ (18,368)	$ 38,355
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,313	10,118	9,418
Amortization of debt issuance costs	2,735	1,624	2,414
Long-term debt related costs	—	992	8,471
Provision for manufacturing and service inventories	6,490	18,052	5,740
Gain on PPP loan extinguishment	—	—	(10,000)
Stock-based compensation	4,721	10,750	13,829
Change in fair value of warrant liabilities	(3,943)	(10,250)	(60,030)
Other non-cash	3,304	(2,067)	(832)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	4,846	(2,966)	3,651
Manufacturing inventories	(1,396)	(1,839)	(12,069)
Service parts inventories	11,852	(3,503)	(4,400)
Accounts payable	(11,193)	1,158	(1,939)
Prepaid expenses	1,971	3,695	(3,959)
Deferred revenue	1,386	(11,611)	(13,119)
Accrued restructuring charges	—	—	(580)
Accrued compensation	2,504	(431)	(3,073)
Other assets	(2,197)	(1,270)	(2,602)
Other liabilities	737	1,022	(3,003)
Net cash used in operating activities	(10,156)	(4,894)	(33,728)
Investing activities
Purchases of property and equipment	(5,869)	(12,581)	(6,316)
Business acquisitions	—	(3,020)	(7,808)
Net cash used in investing activities	(5,869)	(15,601)	(14,124)
Financing activities
Borrowings of long-term debt, net of debt issuance costs	12,541	—	94,961
Repayments of long-term debt	(5,747)	(24,596)	(94,301)
Borrowings of credit facility	421,623	497,280	309,000
Repayments of credit facility	(412,704)	(498,665)	(291,265)
Proceeds from issuance of common stock	—	67,146	1,762
Net cash provided by financing activities	15,713	41,165	20,157
Effect of exchange rate changes on cash and cash equivalents	(3)	12	51
Net change in cash, cash equivalents, and restricted cash	(315)	20,682	(27,644)
Cash, cash equivalents, and restricted cash at beginning of period	26,175	5,493	33,137
Cash, cash equivalents, and restricted cash at end of period	$ 25,860	$ 26,175	$ 5,493
Supplemental disclosure of cash flow information
Cash paid for interest	$ 12,314	$ 8,701	$ 9,140
Cash paid for income taxes, net of refunds	$ 1,776	$ 1,418	$ 944

Non-cash transactions
Purchases of property and equipment included in accounts payable	$ 661	$ 1,049	$ 147
Transfer of manufacturing inventory to services inventory	$ 341	$ 4,045	$ 211
Transfer of manufacturing inventory to property and equipment	$ 264	$ 343	$ 818
Paid-in-kind interest	$ 2,314	$ 319	$ —
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:
Cash and cash equivalents	$ 25,692	$ 25,963	$ 5,210
Restricted cash, current	168	212	283
Total cash, cash equivalents and restricted cash at the end of period	$ 25,860	$ 26,175	$ 5,493
The accompanying notes are an integral part of these consolidated financial statements.

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Deficit
	Shares	Amount
Balances as restated, March 31, 2021*	2,846	28	606,973	(806,081)	(856)	(199,936)
Net income	—	—	—	38,355	—	38,355
Foreign currency translation adjustments, net of income taxes	—	—	—	—	(567)	(567)
Shares issued under employee stock purchase plan	19	—	1,762	—	—	1,762
Shares issued under employee incentive plans, net	115	1	(1)	—	—	—
Shares issued in connection with business acquisition	41	1	2,817	—	—	2,818
Stock-based compensation	—	—	13,829	—	—	13,829
Restated, March 31, 2022	3,021	$ 30	$ 625,380	$ (767,726)	$ (1,423)	$ (143,739)
Net loss	—	—	—	(18,368)	—	(18,368)
Foreign currency translation adjustments, net of income taxes	—	—	—	—	(158)	(158)
Shares issued under employee stock purchase plan	30	1	896	—	—	897
Shares issued under employee incentive plans, net	109	1	(1)	—	—	—
Shares issued in connection with rights offering, net	1,500	15	66,234	—	—	66,249
Shares issued in connection with business acquisition	18	—	—	—	—	—
Stock-based compensation	—	—	10,750	—	—	10,750
Restated, March 31, 2023	4,678	$ 47	$ 703,259	$ (786,094)	$ (1,581)	$ (84,369)

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands)

Net loss	—	—	—	(41,286)	—	(41,286)
Foreign currency translation adjustments, net of income taxes	—	—	—	—	(612)	(612)
Shares issued under employee incentive plans, net	114	1	(1)	—	—	—
Warrants issued related to long-term debt	—	—	49	—	—	49
Stock-based compensation	—	—	4,720	—	—	4,720
March 31, 2024	4,792	$ 48	$ 708,027	$ (827,380)	$ (2,193)	$ (121,498)
__________________
*The March 31, 2021 ending total shareholders’ deficit reflects the impact of the restatement totaling $87.7 million related to SSP and warrant classification adjustments prior to that time, including a $67.5 million increase of Accumulated deficit and a $20.2 million decrease of Additional paid-in -capital.
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Quantum Corporation, together with its consolidated subsidiaries (“Quantum” or the “Company”), stores and manages digital video and other forms of unstructured data, providing streaming performance for video and rich media applications, along with low-cost, long-term storage systems for data protection and archiving. The Company helps customers around the world capture, create and share digital data and preserve and protect it for decades. The Company’s software-defined, hyperconverged storage solutions span from non-violate memory express (“NVMe”), to solid state drives, (“SSD”), hard disk drives, (“HDD”), tape and the cloud and are tied together leveraging a single namespace view of the entire data environment. The Company works closely with a broad network of distributors, value-added resellers (“VARs”), direct marketing resellers (“DMRs”), original equipment manufacturers (“OEMs”) and other suppliers to meet customers’ evolving needs.
Basis of Presentation
The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated. The Company reviews subsidiaries and affiliates, as well as other entities, to determine if they should be considered variable interest entities (“VIE”), and whether it should change the consolidation determinations based on changes in their characteristics. The Company considers an entity a VIE if its equity investors own an interest therein that lacks the characteristics of a controlling financial interest or if such investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or if the entity is structured with non-substantive voting interests. To determine whether or not the entity is consolidated with the Company’s results, the Company also evaluates which interests are variable interests in the VIE and which party is the primary beneficiary of the VIE.
Reverse Stock Split
On August 15, 2024, the Company's shareholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a ratio ranging from 1 share-for-5 shares up to a ratio of 1-for-20 shares, with the exact ratio, if any, to be selected by the board of directors (the “Board”) and set forth in a public announcement. On August 15, 2024, the Board approved a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the Common Stock. The Reverse Stock Split became effective as of August 26, 2024 at 4:01 p.m., Eastern Time (the “Effective Time”). At the Effective Time, every twenty issued shares of Common Stock were automatically reclassified into one issued share of Common Stock, with any fractional shares resulting from the Reverse Stock Split rounded up to the nearest whole share. The number of outstanding shares of common stock was reduced from approximately 95.9 million shares to approximately 4.8 million shares.
All share and per share amounts for Common Stock in these consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to the Reverse Stock Split.
Going Concern
These consolidated financial statements have been prepared in accordance with GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

The Company was in violation of its March 31, 2024 net leverage covenant and received a waiver from its lenders in May 2024 (See Note 13: Subsequent Events for additional information) which provides forbearance from the lenders exercising their rights to immediately call the loans until the next net leverage covenant testing date in July 2024. However, the Company believes it is probable that it will be in violation of the net leverage covenant at the next testing date. If the Company is unable to obtain additional waivers, the Term Debt and PNC Credit Facility will become immediately due, and additional liquidity will be required to satisfy the obligations. Due to the fact that a violation of the debt covenants results in the debt becoming currently payable, the long-term portion of the Term Debt and PNC Credit Facility have been classified as a current liability in the accompanying consolidated balance sheet as of March 31, 2024. See Note 5: Debt for additional information related to the Company’s debt agreements.
The Company is currently working to obtain additional covenant waivers or refinance the existing Term Debt and PNC Credit Facility. Additionally, the Company is evaluating strategies to obtain the additional funding, including potential asset sales. In the event the Company is unable to obtain an extension of the waiver additional funding will be required to pay the amount due on the revolver and term loan. However, the Company may be unable to obtain an extension of the waiver, or obtain additional funding. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.
The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern. Our credit facilities are collateralized by a pledge of all our assets.
Restatement of Previously Issued Consolidated Financial Statements
During the year ended March 31, 2024, the Company identified multiple prior period misstatements. In accordance with Staff Accounting Bulletins No. 99 (“SAB No. 99”) Topic 1.M, “Materiality” and SAB No. 99 Topic 1.N “Considering the Effects of Misstatements when Quantifying Misstatements in the Current Year Financial Statements,” the Company assessed the materiality of these errors to its previously issued consolidated financial statements. Based upon the Company’s evaluation of both quantitative and qualitative factors, the Company concluded the errors were material to the Company’s previously issued consolidated financial statements for the fiscal years ended March 31, 2023 and 2022. Accordingly, the Company has restated the accompanying fiscal years ended March 31, 2023 and 2022 Consolidated Financial Statements for the fiscal years ended March 31, 2023 and 2022. See Note 14: Restatement of Previously Issued Financial Statements.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions due to risks and uncertainties. Such estimates include, but are not limited to, the determination of standalone selling price for revenue arrangements with multiple performance obligations, inventory adjustments, useful lives of intangible assets and property and equipment, stock-based compensation, fair value of warrants, and provision for income taxes including related reserves. Management bases its estimates on historical experience and on various other assumptions which management believes to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.
Cash and Cash Equivalents
The Company has cash deposits and cash equivalents deposited in or managed by major financial institutions. Cash equivalents include all highly liquid investment instruments with an original maturity of three months or less and consist primarily of money market accounts. At times the related amounts are in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses with these financial institutions and does not believe such balances are exposed to significant credit risk.
Restricted Cash
Restricted cash is comprised of bank guarantees and similar required minimum balances that serve as cash collateral in connection with various items including insurance requirements, value added taxes, ongoing tax audits and leases in certain countries.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are recorded at the invoiced amount, and stated at realizable value, net of an allowance for credit losses. The Company maintains an allowance for credit losses for estimated losses based on historical experience and expected collectability of outstanding accounts receivable. The Company performs ongoing credit evaluations of its customers’ financial condition, and for the majority of its customers require no collateral. For customers that do not meet the Company’s credit standards, the Company may require a form of collateral, such as cash deposits or letters of credit, prior to the completion of a transaction. These credit evaluations require significant judgment and are based on multiple sources of information. The Company analyzes such factors as its historical bad debt experience, industry and geographic concentrations of credit risk, current economic trends and changes in customer payment terms. The Company will write-off customer balances in full to the reserve when it has determined that the balance is not recoverable. Changes in the allowance for credit losses are recorded in general and administrative expenses.
Fair Value of Financial Instruments
The carrying value of our financial instruments, excluding debt and warrants, approximates fair value.
Manufacturing Inventories
Manufacturing inventory is recorded at the lower of cost or net realizable value, with cost being determined on a first-in, first-out (“FIFO”) basis. Costs include material, direct labor, and an allocation of overhead in the case of work in process. Adjustments to reduce the cost of manufacturing inventory to its net realizable value, if required, are made for estimated excess, obsolete or impaired balances. Factors influencing these adjustments include declines in demand, rapid technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration and quality issues. Revisions to these adjustments would be required if these factors differ from the Company’s estimates.
Service Parts Inventories
Service parts inventories are recorded at the lower of cost or net realizable value, with cost being determined on a FIFO basis. The Company carries service parts because it generally provides product warranty for one to three years and earns revenue by providing enhanced and extended warranty and repair services during and beyond this warranty period. Service parts inventories consist of both component parts, which are primarily used to repair defective units, and finished units, which are provided for customer use permanently or on a temporary basis while the defective unit is being repaired. The Company records adjustments to reduce the carrying value of service parts inventory to its net realizable value and disposes of parts with no use and a net realizable value of zero. Factors influencing these adjustments include product life cycles, end of service life plans and volume of enhanced or extended warranty service contracts. Estimates of net realizable value involve significant estimates and judgments about the future, and revisions would be required if these factors differ from the Company’s estimates.

Property and Equipment
Property and equipment are carried at cost, less accumulated depreciation and amortization, computed on a straight-line basis over the estimated useful lives of the assets as follows:

Machinery and equipment	3 to 5 years
Computer equipment	3 to 5 years
Other software	3 years
Furniture and fixtures	5 years
Other office equipment	5 years
Leasehold improvements	Shorter of useful life or life of lease
When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive income (loss) in the period realized.
The Company evaluates the recoverability of the carrying amount of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. A potential impairment charge is evaluated when the undiscounted expected cash flows derived from an asset group are less than its carrying amount. Impairment losses, if applicable, are measured as the amount by which the carrying value of an asset group exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of impairment testing, the undiscounted cash flows used to assess impairments and the fair value of the asset group.
In fiscal 2022, we entered into a new lease in Centennial, Colorado and we incurred material leasehold improvements which are being amortized over the term of the lease. At the time of inception, this term was 15.5 years and as at March 31, 2024 there are 13.4 years remaining.
Business Combinations
The Company allocates the purchase price to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the fair values of the assets acquired and liabilities assumed is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the estimated fair value of the assets acquired and liabilities assumed, with the corresponding offset to goodwill. The results of operations of an acquired business are included in its consolidated financial statements from the date of acquisition. Acquisition-related expenses are expensed as incurred.
Goodwill
Goodwill represents the excess of the purchase price consideration over the estimated fair value of the tangible and intangible assets acquired and liabilities assumed in a business combination. Goodwill is evaluated for impairment annually in the third quarter of the Company's fiscal year as a single reporting unit, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company may elect to qualitatively assess whether it is more likely than not that the fair value of its reporting unit is less than its carrying value. If the Company opts not to qualitatively assess, a quantitative goodwill impairment test is performed. The quantitative test compares its reporting unit's carrying amount, including goodwill, to its fair value calculated based on its enterprise value. If the carrying amount exceeds its fair value, an impairment loss is recognized for the excess. The Company did not recognize any impairment of goodwill in any of the periods presented in the consolidated financial statements.
Purchased Intangible Assets
Purchased intangible assets with finite lives are stated at cost, net of accumulated amortization. The Company amortizes its intangible assets on a straight-line basis over an estimated useful life of two to four years.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, including property and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company measures the recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If the total of the future undiscounted cash flows is less than the carrying amount of an asset, the Company records an impairment charge for the amount by which the carrying amount of the asset exceeds its fair market value.
Operating Leases
The Company determines if an arrangement contains a lease at inception. Lease liabilities are recognized at the present value of the future lease payments at commencement date. The interest rate implicit in the Company's operating leases are not readily determinable, and therefore an incremental borrowing rate is estimated to determine the present value of future payments. The estimated incremental borrowing rate factors in a hypothetical interest rate on a collateralized basis with similar terms, payments, and economic environments. The operating lease right-of-use ("ROU") asset is determined based on the lease liability initially established and reduced for any prepaid lease payments and any lease incentives. The Company accounts for the lease and non-lease components of operating lease contract consideration as a single lease component.
Certain of the operating lease agreements contain rent concession, rent escalation, and option to renew provisions. Rent concession and rent escalation provisions are considered in determining the lease cost. Lease cost is recognized on a straight-line basis over the lease term commencing on the date the Company has the right to use the leased property. The Company generally uses the base, non-cancelable, lease term when recognizing the lease assets and liabilities, unless it is reasonably certain that an extension or termination option will be exercised.
Certain operating leases require the Company to pay taxes, insurance, maintenance, and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the lease liability to the extent they are variable in nature. These variable lease costs are recognized as a variable lease expense when incurred.
In addition, certain operating lease agreements contain tenant improvement allowances from the Company's landlords. These allowances are accounted for as lease incentives and reduce its ROU asset and lease cost over the lease term.
For short-term leases which have a lease term less than twelve months and do not include an option to purchase the underlying asset that is reasonably certain to be exercised, the Company recognizes rent expense in the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term and record variable lease payments as incurred.
Revenue Recognition
The Company generates revenue from three main sources: (1) product, (2) service and subscription, and (3) royalties. Sales tax collected on sales is netted against government remittances and thus, recorded on a net basis. The Company's performance obligations are satisfied at a point in time or over time as stand ready obligations. The majority of revenue is recognized at a point in time when products are accepted or based upon shipping terms when control transfers.
Product Revenue
The Company's product revenue is comprised of multiple storage solution hardware and software offerings targeted towards consumer and enterprise customers. Revenue from product sales is recognized at the point in time when the customer takes control of the product. If there are significant post-delivery obligations, the related revenue is deferred until such obligations are fulfilled. Revenue from contracts with customer acceptance criteria are recognized upon end user acceptance.
Service and Subscription Revenue
Service and subscription revenue consists of four components: (a) post-contract customer support agreements, (b) software subscriptions, (c) installation, and (d) consulting & training.
Customers have the option to choose between different levels of hardware and software support. The Company's support plans include various stand-ready obligations such as technical assistance hot-lines, replacement parts maintenance, and remote monitoring that are delivered whenever called upon by its customers. Support plans provide additional services and assurance outside the scope of the Company's primary product warranties. Revenue from support plans is recognized ratably over the contractual term of the service contract as this aligns with delivery to the customer.
The Company also sells software subscriptions that include term licenses which are recognized as revenue when the license is delivered to the customer and related customer support which is recognized ratably over the service period.
The Company offers installation services on all its products. Customers can opt to either have Quantum or a Quantum-approved third-party service provider install its products. Installation services are typically completed within a short period of time and revenue from these services are recognized at the point when installation is complete.
A majority of the Company's consulting and training revenue does not take significant time to complete therefore these obligations are satisfied upon completion of such services at a point in time.
Royalty Revenue
The Company licenses certain intellectual property to third party manufacturers which gives the manufacturers rights to intellectual property including the right to either manufacture or include the intellectual property in their products for resale. Licensees pay the Company a per-unit royalty for sales of their products that incorporate its intellectual property. On a periodic and timely basis, the licensees provide the Company with reports containing units sold to end users subject to the royalties. The reports substantiate that the performance obligation has been satisfied therefore revenue is recognized based on the reports or when amounts can be reasonably estimated.

Deferred Revenue
Deferred revenue primarily consists of amounts that have been invoiced, which are typically with net 45-day payment terms, but have not yet been recognized as revenue and performance obligations pertaining to subscription services. The current portion of deferred revenue represents the amounts that are expected to be recognized as revenue within one year of the consolidated balance sheet dates.
Significant Judgments
The Company generally enters into contracts with customers to provide storage solutions to meet their individual needs. Most of the Company’s contracts contain multiple goods and services designed to meet each customer's unique storage needs. Contracts with multiple goods and services have multiple distinct performance obligations as the promise to transfer hardware, installation services, and support services are capable of being distinct and provide economic benefit to customers on their own.
Stand-alone selling price
For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price (“SSP”) of the good or service underlying each performance obligation. The SSP represents the amount for which the Company would sell the good or service to a customer on a standalone basis (i.e., not sold as a bundle with any other products or services). Where SSP may not be directly observable (e.g., the performance obligation is not sold separately), the Company maximized the use of observable inputs by using information including historical and current selling prices, internal discounting practices competitor information for similar customers and similar products/services, and other observable inputs.
Variable consideration
Product revenue includes multiple types of variable consideration, such as rebates, returns, or stock rotations. All contracts with variable consideration require payment upon satisfaction of the performance obligation typically with net 45-day payment terms. The Company does not include significant financing components in its contracts. The Company constrains estimates of variable consideration to amounts that are not expected to result in a significant revenue reversal in the future, primarily based on the expected value of consideration to be returned to the customer under the specific terms of the underlying programs.
The expected value method is used to estimate the consideration expected to be returned to the customer. The Company uses historical data and current trends to drive the estimates. The Company records a reduction to revenue to account for these programs. For inventory returns, the Company initially measures this asset at the carrying amount of the inventory, less any expected costs to recover the goods including potential decreases in the value of the returned goods.
Costs of Obtaining Contracts with Customers
The Company’s primary cost to obtain contracts is sales commissions earned by sales representatives. These costs are incremental and expected to be recovered indirectly through the margin inherent within the contract. A large portion of the Company’s contracts are completed within a one-year performance period, and for contracts with a specified term of one year or less, the Company has elected to apply a practical expedient available in Topic 340-40, which allows the Company to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company would otherwise have recognized is one year or less.

Sales commissions earned on contracts exceeding one year qualify for capitalization after application of the practical expedient. The duration of these contracts ranges from 1-7 years. Total capitalized costs were $2.7 million, $2.0 million and $1.1 million for fiscal 2024, 2023 and 2022, respectively. Total amortization of capitalized costs of obtaining revenue contracts were $0.9 million, $0.5 million and $0.1 million for fiscal 2024, 2023 and 2022, respectively. These costs are recognized straight line over the associated sales contract term.
Cost of Service and Subscription Revenue
The Company classifies expenses as service cost of revenue by estimating the portion of its total cost of revenue that relates to providing field support to its customers under contract. These estimates are based upon a variety of factors, including the nature of the support activity and the level of infrastructure required to support the activities from which it earns service and subscription revenue. In the event its service business changes, its estimates of cost of service and subscription revenue may be impacted.
Research and Development Costs
Expenditures relating to the development of new products and processes are expensed as incurred. These costs include expenditures for employee compensation, materials used in the development effort, other internal costs, as well as expenditures for third party professional services. The Company has determined that technological feasibility for its software products is reached shortly before the products are released to manufacturing. Costs incurred after technological feasibility is established have not been material. The Company expenses software-related research and development costs as incurred.
Internal-use Software Costs
The Company capitalizes costs incurred to implement software solely for its internal use, including (i) hosted applications used to deliver the Company's support services, and (ii) certain implementation costs incurred in a hosting arrangement that is a service contract when the preliminary project stage is complete, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable the project will be completed and used to perform the intended function.
Software implementation costs are capitalized to either other current assets or other long-term assets on the Company's consolidated balance sheet and amortized over 10 years starting when the software is ready for its intended use. Software implementation costs capitalized were $5.0 million, $5.6 million and $3.1 million in fiscal 2024, 2023 and 2022, respectively. Related amortization expense for software implementation costs was $0.1 million, $0.1 million and $0.1 million during fiscal 2024, 2023 and 2022, respectively.
Advertising Expense
Advertising expense is recorded as incurred and was $2.5 million, $3.2 million, and $3.5 million in fiscal 2024, 2023 and 2022, respectively.
Shipping and Handling Fees
Shipping and handling fees are included in cost of revenue as incurred and were $9.7 million, $12.1 million, and $11.5 million in fiscal 2024, 2023 and 2022, respectively.
Restructuring Reserves
Restructuring reserves include charges related to the realignment and restructuring of the Company’s business operations. These charges represent judgments and estimates of the Company’s costs of severance, closure and consolidation of facilities and settlement of contractual obligations under its operating leases, including sublease rental rates, asset write-offs and other related costs. The Company reassesses the reserve requirements to complete each individual plan under the restructuring programs at the end of each reporting period. If these estimates change in the future or actual results differ from the Company’s estimates, additional charges may be required.
Foreign Currency Translation
The Company's international operations generally use their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average monthly exchange rates during the year. Resulting translation adjustments are reported as a component of other comprehensive loss and recorded in accumulated other comprehensive loss in the accompanying consolidated balance sheets.
Warrant Accounting
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance ASC Topic 480, Distinguishing Liabilities from Equity (“Topic 480”) and ASC Topic 815, Derivatives and Hedging (“Topic 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to Topic 480, meet the definition of a liability pursuant to Topic 480, and whether the warrants meet all of the requirements for equity classification under Topic 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance or modification. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statement of operations.
Income Taxes
The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes, in which deferred tax asset and liabilities are recognized based on differences between the financial reporting carrying values of assets and liabilities and the tax basis of those assets and liabilities, measured at the enacted tax rates expected to apply to taxable income in the years in which those tax assets or liabilities are expected to be realized or settled.
A valuation allowance is provided if the Company believes it is more likely than not that all or some portion of the deferred tax asset will not be realized. An increase or decrease in the valuation allowance, if any, that results from a change in circumstances, and which causes a change in the Company’s judgment about the realizability of the related deferred tax asset, is included in the tax provision.
The Company assesses whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized in the consolidated financial statements from such a position is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company reevaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances and changes in tax law. The Company recognizes penalties and tax-related interest expense as a component of income tax expense in the consolidated statements of operations.
Asset Retirement Obligations
The Company records an asset retirement obligation for the fair value of legal obligations associated with the retirement of tangible long-lived assets and a corresponding increase in the carrying amount of the related asset in the period in which the obligation is incurred. In periods subsequent to initial measurement, the Company recognizes changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate. Over time, the liability is accreted to its present value and the capitalized cost is depreciated over the estimated useful life of the asset. The Company’s obligations relate primarily to certain legal obligations to remediate leased property on which certain assets are located.
Warranty Expense
The Company warranties its products against certain defects and the terms range from one to three years. The Company provides for the estimated costs of fulfilling its obligations under hardware warranties at the time the related revenue is recognized. The Company estimates the provision based on historical and projected product failure rates, historical and projected repair costs, and knowledge of specific product failures (if any). The Company regularly reassess its estimates to determine the adequacy of the recorded warranty liability and adjusts the provision, as necessary.
Debt Issuance Costs
Debt issuance costs for revolving credit agreements are capitalized and amortized over the term of the underlying agreements on a straight-line basis. Amortization of these debt issuance costs is included in interest expense while the unamortized debt issuance cost balance is included in other current assets or other assets. Debt issuance costs for the Term Loans are recorded as a reduction to the carrying amount and are amortized over their terms using the effective interest method. Amortization of these debt issuance costs is included in interest expense.
Stock-Based Compensation
The Company classifies stock-based awards granted in exchange for services as either equity awards or liability awards. The classification of an award as either an equity award or a liability award is generally based upon cash settlement options. Equity awards are measured based on the fair value of the award at the grant date. Liability awards are re-measured to fair value each reporting period. The Company recognizes stock-based compensation on a straight-line basis over the award’s requisite service period, which is generally the vesting period of the award, less actual forfeitures. No compensation expense is recognized for awards for which participants do not render the requisite services. For equity and liability awards earned based on performance or upon occurrence of a contingent event, when and if the awards will be earned is estimated. If an award is not considered probable of being earned, no amount of stock-based compensation is recognized. If the award is deemed probable of being earned, related compensation expense is recorded over the estimated service period. To the extent the estimate of awards considered probable of being earned changes, the amount of stock-based compensation recognized will also change.

Concentration of Credit Risk
The Company sells products to customers in a wide variety of industries on a worldwide basis. In countries or industries where the Company is exposed to material credit risk, the Company may require collateral, including cash deposits and letters of credit, prior to the completion of a transaction. The Company does not believe it has significant credit risk beyond that provided for in the consolidated financial statements in the ordinary course of business. During the fiscal year ended March 31, 2024, no customer represented 10% or more of the Company's total revenue. In fiscal 2023, one customer represented more than 10% of the Company's total revenue. In fiscal 2022, no customer represented 10% or more of the Company’s total revenue. One customer comprised approximately 23% of accounts receivable as of March 31, 2024. One customer comprised approximately 22% of accounts receivable as of March 31, 2023. One customer comprised approximately 21% of accounts receivable as of March 31, 2022.
If the Company is unable to obtain adequate quantities of the inventory needed to sell its products, the Company could face cost increases or delays or discontinuations in product shipments, which could have a material adverse effect on the Company’s results of operations. In many cases, the Company’s chosen vendor may be the sole source of supply for the products or parts they manufacture, or services they provide, for the Company. Some of the products the Company purchases from these sources are proprietary or complex in nature, and therefore cannot be readily or easily replaced by alternative sources.
Segment Reporting
The Company’s chief operating decision-maker is its Chief Executive Officer and Chief Financial Officer who make resource allocation decisions and assess performance based on financial information presented on a consolidated basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for operations, operating results, and planning for levels or components below the consolidated unit level. Accordingly, the Company has one reportable segment and operates in three geographic regions: (a) Americas; (b) Europe, Middle East, and Africa (“EMEA”); and (c) Asia Pacific (“APAC”).
The following table summarizes property and equipment, net by geographic region (in thousands):

	For the year ended March 31,
	2024	2023	2022
United States(1)	$ 11,759	$ 16,289	$ 12,506
International	269	266	347
Total	$ 12,028	$ 16,555	$ 12,853
__________________
(1)Property and equipment for regions outside of the United States is not significant.
Defined Contribution Plan
The Company sponsors a qualified 401(k) retirement plan for its U.S. employees. The plan covers substantially all employees who have attained the age of 18. Participants may voluntarily contribute to the plan up to the maximum limits established by Internal Revenue Service regulations. For the years ended March 31, 2024, 2023 and 2022, the Company incurred $1.4 million, $1.7 million, and $1.7 million in matching contributions, respectively.

Recent Accounting Pronouncements Not Yet Adopted
In November 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. ASU 2023-07 will be effective for our fiscal year beginning April 1, 2024, and interim periods within our fiscal year beginning April 1, 2025, with early adoption permitted and requires application on a fully retrospective basis. We are currently evaluating the impact of this standard on our financial statement disclosures.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires greater disaggregation of tax information in rate reconciliation and income taxes paid by jurisdiction. ASU 2023-09 will be effective for our fiscal year beginning April 1, 2025, with early adoption permitted. We are currently evaluating the impact of this standard on our financial statement disclosures.
NOTE 2: REVENUE
In the following table, revenue is disaggregated by major product offering and geographies (in thousands):

	Year Ended March 31,
	2024	%	2023	%	2022	%
			Restated		Restated
Americas(1)
Product revenue	$ 92,907		$ 175,652		$ 130,248
Service and subscription	71,317		77,581		82,927
Total revenue	164,224	53%	253,233	60%	213,175	55%
EMEA
Product revenue	59,465		70,025		71,498
Service and subscription	47,372		46,279		46,401
Total revenue	106,837	34%	116,304	28%	117,899	31%
APAC
Product revenue	22,507		29,177		29,068
Service and subscription	7,901		9,658		7,913
Total revenue	30,408	10%	38,835	9%	36,981	10%
Consolidated
Product revenue	174,879		274,854		230,814
Service and subscription	126,590		133,518		137,241
Royalty(2)	10,131	3%	13,705	3%	15,377	4%
Total revenue	$ 311,600	100%	$ 422,077	100%	$ 383,432	100%
__________________
(1)Revenue for Americas geographic region outside of the United States is not significant.

(2)Royalty revenue is not allocable to geographic regions.
Revenue by Solution

	Year Ended March 31,
	2024	%	2023	%	2022	%
			As restated		As restated
Primary storage systems	$ 53,525	17%	$ 63,334	15%	$ 67,592	18%
Secondary storage systems	100,599	32%	178,431	42%	118,537	31%
Device and media	33,477	11%	42,008	10%	49,959	13%
Service	113,868	37%	124,599	30%	131,967	34%
Royalty	10,131	3%	13,705	3%	15,377	4%
Total revenue(1)	$ 311,600	100%	$ 422,077	100%	$ 383,432	100%
__________________
(1)Subscription revenue of $7.3 million, $5.6 million and $4.2 million allocated to Primary and Secondary storage systems for the fiscal years ended 2024, 2023 and 2022, respectively.
Contract Balances
The following table presents the Company’s contract liabilities and certain information related to this balance as of March 31, 2024 (in thousands):

March 31, 2024
Deferred revenue	$ 116,687
Revenue recognized in the period from amounts included in contract liabilities at the beginning of the period	$ 76,304

March 31, 2023
As Restated
Deferred revenue	$ 115,302
Revenue recognized in the period from amounts included in contract liabilities at the beginning of the period	$ 83,113

March 31, 2022
As Restated
Deferred revenue	$ 126,916
Revenue recognized in the period from amounts included in contract liabilities at the beginning of the period	$ 86,731
Remaining Performance Obligations
Total remaining performance obligations (“RPO”) which is contracted but not recognized revenue was $131.4 million as of March 31, 2024. RPO consists of both deferred revenue and non-cancelable amounts that are expected to be invoiced and recognized as revenue in future periods and excludes variable consideration related to sales-based royalties. Of the $131.4 million RPO at the end of fiscal 2024, we expect to recognize approximately 31.1% over the next 13 to 60 months.
Remaining performance obligations consisted of the following (in thousands):

	Current	Non-Current	Total
As of March 31, 2024	$ 90,546	$ 40,895	$ 131,441
Deferred revenue primarily consists of amounts invoiced and paid but not recognized as revenue including performance obligations pertaining to subscription services. The table below reflects our deferred revenue as of March 31, 2024 (in thousands):

Deferred revenue by period
(in thousands)	Total	1 year or less	1 – 3 Years	3 year or greater
Service revenue	$ 107,819	$ 74,332	$ 28,184	$ 5,303
Subscription revenue	8,868	4,180	3,686	1,002
Total	$ 116,687	$ 78,512	$ 31,870	$ 6,305

NOTE 3: BUSINESS ACQUISITIONS
Pivot3
In July 2021, the Company purchased specified assets related to the video surveillance business of PV3 (an ABC) LLC, a Delaware limited liability company as assignee for the benefit of Pivot3, Inc., a Delaware corporation (“Pivot 3”). The transaction costs associated with the acquisition were not material and were expensed as incurred. Goodwill generated from this acquisition is primarily attributable to the expected post-acquisition synergies from integrating Pivot3's video surveillance portfolio and assets. Goodwill obtained in an asset acquisition is deductible for tax purposes.
The total purchase consideration for the acquisition of Pivot3 was $7.8 million, which consisted of the following (in thousands):

Cash	$ 5,000
Fair value of stock consideration	2,818
Total	$ 7,818

The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of the acquisition (in thousands):

	Amount	Estimated Useful Life
Goodwill	$ 9,503
Identified intangible assets:
Developed technology	1,700	2 years
Customer lists	3,700	4 years
Property, plant and equipment	4,300	3 years
Net liabilities assumed	(11,385)
Total	$ 7,818
Pivot3 has also agreed to license to the Company certain intellectual property rights related to the business. The historical results of operations for Pivot3 were not significant to the Company's consolidated results of operations for the periods presented.
EnCloudEn
In October 2021, the Company acquired all intellectual property rights and certain other assets of EnCloudEn, an early stage hyperconverged infrastructure software company. The transaction costs associated with the acquisition were not material and were expensed as incurred. The total purchase consideration for the acquisition was $2.8 million with $2.6 million paid at closing and an additional $0.2 million paid in three equal quarterly installments after closing. The fair value of the assets acquired was allocated to developed technology with an estimated useful life of three years.
NOTE 4: BALANCE SHEET INFORMATION
Certain significant amounts included in the Company's consolidated balance sheets consist of the following (in thousands):
Manufacturing inventories

	March 31,
	2024	2023	2022
Manufactured finished goods	$ 7,074	$ 6,958	$ 14,607
Work in progress	769	1,304	2,546
Raw materials	9,910	11,179	16,393
Total manufacturing inventories	$ 17,753	$ 19,441	$ 33,546

Service inventories

	March 31,
	2024	2023	2022
Finished goods	$ 3,660	$ 19,834	$ 19,234
Component parts	6,123	5,470	5,020
Total service inventories	$ 9,783	$ 25,304	$ 24,254
Property and equipment, net

	March 31,
	2024	2023	2022
Machinery and equipment, and software	$ 49,095	$ 48,534	$ 47,777
Leasehold improvements	12,473	14,405	6,029
Furniture and fixtures	1,109	863	844
	62,677	63,802	54,650
Less: accumulated depreciation	(50,649)	(47,247)	(41,797)
Total property, plant and equipment, net	$ 12,028	$ 16,555	$ 12,853
Depreciation expense for property and equipment amounted to $6.0 million, $5.5 million, and $5.7 million for the years ended March 31, 2024, 2023, and 2022, respectively.
Intangibles, net

	March 31, 2024			March 31, 2023			March 31, 2022
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Developed technology	$ 9,013	$ (8,550)	$ 463	$ 9,013	$ (6,269)	$ 2,744	$ 9,208	$ (3,121)	$ 6,087
Customer lists	4,398	(3,192)	1,206	4,398	(2,201)	2,197	4,600	(1,103)	3,497
Intangible assets, net	$ 13,411	$ (11,742)	$ 1,669	$ 13,411	$ (8,470)	$ 4,941	$ 13,808	$ (4,224)	$ 9,584
Intangible assets amortization expense was $3.3 million, $4.6 million, and $3.7 million for the years ended March 31, 2024, 2023, and 2022, respectively. As of March 31, 2024, the remaining weighted-average amortization period for definite-lived intangible assets was approximately 0.9 years. The Company recorded amortization of developed technology in cost of product revenue, and customer lists in sales and marketing expenses in the consolidated statements of operations.

As of March 31, 2024, the future expected amortization expense for intangible assets is as follows (in thousands):
Fiscal year ending

Estimated future amortization expense
2025	$ 1,388
Thereafter	281
Total	$ 1,669
Goodwill

Amount
Balance at March 31, 2022	$ 12,969
Goodwill acquired	—
Balance at March 31, 2023	$ 12,969
Goodwill acquired	—
Balance at March 31, 2024	$ 12,969
Other long-term assets

	March 31,
	2024	2023	2022
Capitalized SaaS implementation costs for internal use	$ 15,349	$ 11,483	$ 6,261
Capitalized debt costs	1,923	1,690	1,779
Contract asset	1,477	1,247	699
Deferred taxes	734	1,054	866
Other	257	372	320
Total other long-term assets	$ 19,740	$ 15,846	$ 9,925

Other accrued liabilities

	March 31,
	2024	2023	2022
Accrued expenses	$ 4,251	$ 1,988	$ 4,984
Asset retirement obligation	2,069	2,513	4,590
Accrued income taxes	1,044	1,509	943
Accrued warranty	1,545	2,094	1,899
Accrued interest	524	494	278
Lease liability	1,256	1,364	1,727
Other	3,297	3,704	2,141
Total other accrued liabilities	$ 13,986	$ 13,666	$ 16,562
The following table details the change in the accrued warranty balance (in thousands):

	Year Ended March 31,
	2024	2023	2022
Balance as of April 1	$ 2,094	$ 1,899	$ 2,383
Current period accruals	2,563	3,477	3,717
Adjustments to prior estimates	(141)	(18)	(156)
Charges incurred	(2,971)	(3,264)	(4,045)
Balance as of March 31	$ 1,545	$ 2,094	$ 1,899

NOTE 5: DEBT
The following table summarizes the Company's borrowing as of the dates presented (in thousands):

	Year Ended March 31,
	2024	2023	2022
Term Loan	$ 87,942	$ 74,667	$ 98,723
PNC Credit Facility	26,604	16,750	17,735
Less: current portion	(109,100)	(5,000)	(4,375)
Less unamortized debt issuance costs(1)	(5,446)	(3,313)	(4,900)
Long-term debt, net	$ —	$ 83,104	$ 107,183

__________________
(1)The unamortized debt issuance costs related to the Term Loan are presented as a reduction of the carrying amount of the corresponding debt balance on the accompanying consolidated balance sheets. Unamortized debt issuance costs related to the PNC Credit Facility are presented within other assets on the accompanying consolidated balance sheets.
On August 5, 2021, the Company entered into a senior secured term loan, as amended (the “2021 Term Loan”). Principal is payable at a rate per annum equal to (a) 2.5% of the original principal balance thereof during the first year following the closing date of the 2021 Term Loan and (b) 5% of the original principal balance thereof thereafter. Principal and interest payments are payable on a quarterly basis. Loans under the Term Loan designated as ABR Loans bear interest at a rate per annum equal to the greatest of (i) 1.75%; (ii) the Federal funds rate plus 0.50%; (iii) the secured overnight financing rate ("SOFR") based upon an interest period of one month plus 1.0%; and (iv) the “Prime Rate” last quoted by the Wall Street Journal, plus an applicable margin of 5.00%. Loans designated as SOFR Rate Loans bear interest at a rate per annum equal to the SOFR Rate plus an applicable margin of 6.00% (the "Applicable Margin"). The SOFR Rate is subject to a floor of 0.75%. The Company can designate a loan as an ABR Rate Loan or SOFR Rate Loan in its discretion.
The Company has a revolving credit facility agreement with PNC Bank, as amended (the "PNC Credit Facility" and, collectively with the Term Loan, the "Credit Agreements") maturing on August 5, 2026 and providing for borrowings up to a maximum principal amount of the lesser of: (a) $40.0 million or (b) the amount of the borrowing base, as defined in the PNC Credit Facility agreement. PNC Credit Facility loans designated as PNC SOFR Loans bear interest at a rate per annum equal to the SOFR rate plus 2.75% until December 31, 2023 and thereafter between 2.25% and 2.75% determined based on the Company’s Total Net Leverage Ratio, (as defined in the PNC Credit Facility agreement) for the most recently completed fiscal quarter (the "PNC SOFR Loan Interest Rate"). Loans under the PNC Credit Facility designated as PNC Domestic Rate Loans and Swing Loans bear interest at a rate per annum equal to the greatest of (i) the base commercial lending rate of PNC Bank; (ii) the Overnight Bank Funding Rate plus 0.5%; and (iii) the daily SOFR rate plus 1.0%, plus 1.75% until December 31, 2023 and thereafter between 1.25% and 1.75% determined based on the Company’s Total Net Leverage Ratio (the “PNC Domestic Loan Interest Rate”). With respect to any PNC SOFR Rate Loan, the Company has agreed to pay affiliates of certain Term Loan lenders a fee equal to a percentage per annum equal to the sum of (x) 6.50%, minus (y) the PNC SOFR Loan Interest Rate, plus (z) if the SOFR Rate applicable to such interest payment is less than 0.75%, (i) 0.75% minus (ii) such SOFR Rate. With respect to any Domestic Rate Loan or Swing Loan, the Company has agreed to pay an affiliate of certain Term Loan lenders a fee equal to a percentage per annum equal to the sum of (x) 5.50%, minus (y) the PNC Domestic Loan Interest Rate, plus (z) if the Alternative Base Rate applicable to such interest payment is less than 1.00%, (i) 1.00% minus (ii) such Alternative Base Rate.
The Credit Agreements contain certain covenants, including requirements to prepay the Term Loan in an amount equal to (i) 100% of the net cash proceeds from certain asset dispositions, extraordinary receipts, debt issuances and equity issuances, subject to certain reinvestment rights and other exceptions and (ii) 75% of certain excess cash flow of the Company and its subsidiaries beginning in the fiscal year ended March 31, 2023, subject to certain exceptions, including reductions to the percentage of such excess cash flow that is required to prepay the loans to 50% and 0%, based on the Company’s applicable total net leverage ratio. Amounts outstanding under the Term Loan may become due and payable upon the occurrence of specified events, which among other things include (subject to certain exceptions and cure periods): (i) failure to pay principal, interest, or any fees when due; (ii) breach of any representation or warranty, covenant, or other agreement in the Term Loan and other related loan documents; (iii) the occurrence of a bankruptcy or insolvency proceeding with respect to the Company or certain of its subsidiaries; (iv) any “Event of Default” with respect to other indebtedness involving an aggregate amount of $3,000,000 or more; (v) any lien created by the Term Loan or any related security documents ceasing to be valid and perfected; (vi) the Term Loan or any related security documents or guarantees ceasing to be legal, valid, and binding upon the parties thereto; or (vii) a change of control shall occur. Additionally, the Credit Agreements contain financial covenants relating to minimum liquidity and quarterly total net leverage. The PNC Credit Facility contains a financial covenant related to the Company's quarterly fixed charges coverage ratio, as defined in the PNC Credit Facility agreements beginning in the fiscal quarter ending March 31, 2025.
The Term Loan and PNC Credit Facility matures on August 5, 2026 under the terms of the related agreements. As discussed in Note 1: Description of Business and Significant Accounting Policies—Going Concern, the Company expect to be in violation of its net leverage covenant as of the June 30, 2024 testing date and the violation will cause the outstanding Term Loan and PNC Credit Facility outstanding balances to become due as an event of default. As a result, the Company has classified the Term Loan and PNC Credit Facility as current liabilities in the accompanying consolidated balance sheet.
On June 1, 2023, the Company entered into amendments to the Credit Agreements (the “June 2023 Amendment”) which, among other things, provided an advance of $15.0 million in additional Term Loan borrowings (the “2023 Term Loan” and, collectively with the 2021 Term Loan, the "Term Loan") and incurred $0.9 million in original issuance discount and origination fees which have been recorded as a reduction to the carrying amount of the 2023 Term Loan and amortized to interest expense over the loan term. The terms of the 2023 Term Loan are substantially similar to the terms of the 2021 Term Loan, including in relation to maturity and security, except that, among other things, (a) the Applicable Margin (i) for any 2023 Term Loan designated an “ABR Loan” is 9.00% per annum and (ii) for any 2023 Term Loan designated as a “SOFR Loan” is 10.00% per annum, (b) accrued interest on the 2023 Term Loan is payable in kind ("PIK"), and is capitalized and added to the principal amount of the 2023 Term Loan at the end of each interest period applicable thereto, (c) the 2023 Term Loan does not amortize prior to the maturity date thereof, and (d) the 2023 Term Loan may not be prepaid prior to the payment in full of the existing term loans. In connection with the 2023 Term Loan, the Company issued warrants to purchase an aggregate of 60 thousand shares (the “June 2023 Warrants”) of the Company’s common stock, at an exercise price of $20.00 per share. See Note 8: Common Stock for additional discussion related to the 2023 Warrants.
The June 2023 Amendment to the Term Loan was accounted for as a modification. The value of the June 2023 Warrants in addition to $0.7 million of fees paid to the lenders have been reflected as a reduction to the carrying amount of the Term Loan and amortized to interest expense over the remaining loan term. The Company incurred $0.9 million of legal and financial advisory fees which were included in general and administrated expenses in the condensed consolidated statement of operations and comprehensive loss. The June 2023 Amendments to the PNC Credit Facility were accounted for as modifications and $0.7 million in related fees and expenses were recorded to other assets and are amortized to interest expense over the remaining term of the agreement.
On February 14, 2024, the Company entered into amendments to the Credit Agreements which waived testing of the total net leverage ratio financial covenant for the fiscal quarter ended December 31, 2023. In connection with the amendment, the Company incurred fees related to the Term Loan that was paid-in-kind of $1.2 million and an amendment fee of $0.1 million that was paid in cash. These fees have been reflected as a reduction to the carrying amount of the Term Loan and are amortized to interest expense over the remaining loan term. In connection with the related PNC Credit Facility amendment, the Company incurred $0.2 in fees and expenses.
On March 22, 2024, the Company entered into amendments to the Credit Agreements. The amendment, among other things, (i) permits the sale of certain assets by the Company and (ii) require that certain proceeds from the sale of such assets be applied to partially prepay the outstanding term loans under the Term Loan credit facility. The Company did not incur any amendment fees related to the March 2024 amendments and the financial terms of the Credit Agreements were not impacted.

The Company is required to pay an undrawn commitment fee related to the PNC Credit Facility at a rate per annum of between 0.25% and 0.375% (the “PNC Commitment Fee”) based on the average PNC Credit Facility Usage Amount ending on the last day off the most recently completed quarter (the “Average Usage Amount”) multiplied by $40 million less the Average Usage Amount. The Company has also agreed to pay affiliates of certain Term Loan lenders a fee at a rate per annum equal to 1.00% minus the PNC Commitment Fee multiplied by $40 million less the Average Usage Amount.
As of March 31, 2024, the interest rates on the 2021 Term Loan and 2023 Term Loan was 11.65% and 15.65%, respectively. As of March 31, 2024, the interest rate on the PNC Credit Facility was 10.25%. As of March 31, 2024, the PNC Credit Facility had a borrowing base of $27.3 million which includes a reduction of $0.8 million related to outstanding letters of credit issued on the Company's behalf. As of March 31, 2024, there was $0.7 million available to borrow under the PNC Credit Facility.
We are subject to various debt covenants under our debt agreements. Our failure to comply with our debt covenants could materially and adversely affect our financial condition and ability to service our obligations. On February 14, 2024, we entered into amendments to the Credit Agreements which waived testing of the total net leverage ratio financial covenant for the fiscal quarter ended December 31, 2023. On May 24, 2024, we entered into amendments to the Credit Agreements which, among other things, waives compliance with our net leverage covenant as of March 31, 2024, reduced the daily minimum liquidity below $15.0 million until June 16, 2023 and waived any default that might arise as a result of the restatement of certain of our historical financial statements. The Term Loan and PNC Credit Facility both mature on August 5, 2026 under the terms of the related agreements. As discussed in Note 1: Description of Business and Significant Accounting Policies—Going Concern, we expect to be in violation of our net leverage covenant as of the June 30, 2024 testing date and the violation will cause the outstanding Term Loan and PNC Credit Facility outstanding balances to become due as an event of default. As a result, we have classified the Term Loan and PNC Credit Facility as current liabilities in the accompanying consolidated balance sheet. We are currently working to obtain additional covenant waivers or refinance the existing Term Debt and PNC Credit Facility. Additionally, we are evaluating strategies to obtain additional funding to provide additional liquidity, including potential asset sales. In the event we are unable to obtain an extension of the waiver, additional funding will be required to pay the amount due on the revolver and term loan. However, we may be unable to obtain an extension of the waiver, or obtain additional funding. As such, there can be no assurance that we will be able to obtain additional liquidity when needed or under acceptable terms, if at all.
The June 2023 Amendment and the June 2023 Warrants were entered into with and issued to certain entities managed by Pacific Investment Management Company, LLC ("PIMCO") which was considered a related party due to the fact that Christopher D. Neumeyer was a member of the Company's Board of Directors and also an executive vice president and portfolio manager at PIMCO. The principal and PIK interest related to the June 2023 Amendment which totaled $17.3 million as of March 31, 2024 are payable at maturity.

NOTE 6: LEASES
Supplemental balance sheet information related to leases is as follows (in thousands):

	Year Ended March 31,
Operating leases	2024	2023	2022
Operating lease right-of-use assets	$ 9,425	$ 10,291	$ 11,107
Other current liabilities	$ 1,256	$ 1,364	$ 1,727
Operating lease liability	9,621	10,169	9,891
Total operating lease liabilities	$ 10,877	$ 11,533	$ 11,618
The components of lease expense were as follows (in thousands):

	Year Ended March 31,
Lease expense	2024	2023	2022
Operating lease expense	$ 3,007	$ 4,276	$ 3,727
Variable lease expense	291	753	643
Short-term lease expense	—	—	15
Total lease expense	$ 3,298	$ 5,029	$ 4,385

Maturity of Lease Liabilities	Operating Leases
2024	$ 2,538
2025	2,062
2026	1,714
2027	1,523
2028	1,207
Thereafter	12,083
Total lease payments	$ 21,127
Less: Imputed interest	(10,250)
Present value of lease liabilities	$ 10,877

Lease Term and Discount Rate	March 31,
	2024	2023	2022
Weighted average remaining operating lease term (years)	10.53	10.85	10.88
Weighted average discount rate for operating leases	12.64%	12.66%	12.9%

Operating cash outflows related to operating leases totaled $2.9 million, $3.5 million and $3.7 million for the fiscal years ended March 31, 2024, March 31, 2023, and March 31, 2022, respectively.
NOTE 7: RESTRUCTURING CHARGES
During fiscal years 2024, 2023 and 2022, the Company approved certain restructuring plans to improve operational efficiencies and rationalize its cost structure. All restructuring activities were completed by the fourth quarter of fiscal 2024, and no asset impairments occurred as a result.
The following tables show the activity and the estimated timing of future payouts for accrued restructuring (in thousands):

	Severance and benefits	Total
Balance as of March 31, 2021	580	$ 580
Adjustments of prior estimates	850	850
Other non-cash	(1,430)	(1,430)
Balance as of March 31, 2022	—	—
Restructuring costs	1,605	1,605
Cash payments	(1,605)	(1,605)
Balance as of March 31, 2023	—	—
Restructuring costs	3,280	3,280
Cash payments	(3,280)	(3,280)
Balance as of March 31, 2024	$ —	$ —

NOTE 8: COMMON STOCK
In the fiscal year ended March 31, 2023, the Company’s shareholders approved an increase in its authorized shares of common stock from 125 million to 225 million.
Common Stock Rights Offering
On April 22, 2022, the Company completed a rights offering of 1.5 million shares of its common stock for $45 per share (the “Rights Offering”). The proceeds net of offering expenses was $66.2 million. A portion of the proceeds from the Rights Offering was used to prepay $20.0 million of the Company’s Term Loan.
Long-Term Incentive Plan
The Company maintains two stockholder-approved incentive plans, the 2012 Long-Term Incentive Plan (“2012 Plan”) and a 2023 Long-Term Incentive Plan ("2023 Plan"). The 2023 Plan serves as the successor to our 2012 Plan and provides for grants of performance share units, restricted stock units and stock options. Our equity awards typically vest between one and three years. Stock options, performance shares and restricted stock grants to non-employee directors typically vest over one year. The term of each stock option under the 2023 Plan will not exceed seven years. Stock options, performance share units and restricted stock units granted under the 2023 Plan are subject to forfeiture if employment terminates.
The 2023 Plan has 0.4 million shares authorized for issuance of new shares, with 0.1 million performance shares and restricted shares outstanding, and 0.3 million shares available for future issuance under the Plan as of March 31, 2024.
2021 Inducement Plan
The Company's 2021 Inducement Plan became effective on February 1, 2021 and provides for issuance of inducement equity awards to individuals who were not previously an employee or non-employee director of the Company as an inducement material to such individual's entering into employment with the Company. The term of each stock option and restricted stock unit under the plan will not exceed seven years, and each award generally vests between two and three years.
On December 30, 2022 the Leadership and Compensation Committee of the Board of Directors approved an amendment to the 2021 Inducement Plan to increase the number of shares of common stock of the Company authorized for issuance thereunder from 38,500 to 75,000. There were 38,377 shares available for future issuance as of March 31, 2024.
The Company accounts for all forfeitures of stock-based awards when they occur.
Employee Stock Purchase Plan
The Company's has an Employee Stock Purchase Plan (the "ESPP") which enables eligible employees to purchase shares of its common stock at a discount. Purchases will be accomplished through participation in discrete offering periods. On each purchase date, eligible employees will purchase the Company's common stock at a price per share equal to 85% of the lesser of (i) the fair market value of the Company's common stock on the first trading day of the offering period, and (ii) the fair market value of the Company's common stock on the purchase date.
The Company has reserved shares of common stock for future issuance under its ESPP as follows (in thousands):

	March 31,
	2024	2023	2022
Shares available for issuance at beginning of period	4.4	34.4	53.9
Shares issued during the period	—	(30.0)	(19.5)
Total shares available for future issuance at end of period	4.4	4.4	34.4
The Company uses the Black-Scholes-Merton option-pricing model (“Black-Scholes”) to determine the fair value for stock options, shares forecasted to be issued pursuant to its ESPP, and warrants. This requires the use of assumptions about expected life, stock price, volatility, risk-free interest rates and expected dividends.
Expected Life—The expected term was based on historical experience with similar awards, giving consideration to the contractual terms, exercise patterns and post-vesting forfeitures.
Volatility—The expected stock price volatility for the Company's common stock was based on the historical volatility of its common stock over the most recent period corresponding with the estimated expected life of the award.

Risk-Free Rate—The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.
Dividend Yield—The Company has never declared or paid any cash dividends and does not currently plan to pay cash dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.
The weighted-average grant date fair value and the assumptions used in calculating fair values of shares forecasted to be issued pursuant to the Company's ESPP are as follows:

	Year Ended March 31,
	2024	2023	2022
Expected life	n/a	0.5 years	0.5 years
Volatility	n/a	96%	51% - 57%
Risk-free interest rate	n/a	3.10%	0.06% - 0.23%
Dividend yield	n/a	— %	— %
Fair value of common stock	n/a	$ 37	$92 - $128
Performance Stock Units
The Company granted 6,000, 20,000, and 30,000 of performance share units with market conditions (“Market PSUs”) in fiscal 2024, 2023, and 2022, respectively. Market PSUs vest one to three years from the issuance date and become eligible for vesting based on the Company achieving certain stock price targets and are contingent upon continued service of the holder of the award during the vesting period. The estimated fair value of these Market PSUs is determined at the issuance date using a Monte Carlo simulation model.
Assumptions used in the Monte Carlo model to calculate fair values of market PSU’s during each fiscal period are as follows:

Weighted-Average	2024	2023	2022
Discount period (years)	3.00	3.00	2.98
Risk-free interest rate	3.53%	2.84%	0.93%
Stock price volatility	80.50%	80.00%	75.00%
Grant date fair value	$ 18.20	$ 23.40	$ 108.00
The Company granted 46,000, 45,000 and zero units of performance share units with financial performance conditions (“Performance PSUs”) in the fiscal years ended March 31, 2024, 2023 and 2022, respectively. Performance PSUs become eligible for vesting based on the Company achieving certain financial performance targets, and are contingent upon continued service of the holder of the award during the vesting period. Performance PSUs are valued at the market closing share price on the date of grant and compensation expense for Performance PSUs is recognized when it is probable that the performance conditions will be achieved. Compensation expense recognized related to Performance PSUs is reversed if the Company determines that it is no longer probable that the performance conditions will be achieved.
The following table summarizes activity for Market PSUs and Performance PSUs for the year ended March 31, 2024 (shares in thousands):

	Shares	Weighted-Average Grant Date Fair Value per Share
Outstanding as of March 31, 2023	81	$ 54.40
Granted	53	$ 10.26
Vested	(14)	$ 70.57
Forfeited or cancelled	(43)	$ 31.49
Outstanding as of March 31, 2024	77	$ 35.79
As of March 31, 2024, there was $0.6 million of unrecognized stock-based compensation related to Market PSUs and Performance PSUs, which is expected to be recognized over a weighted-average period of one year.
The total grant date fair value of shares vested during fiscal years ended March 31, 2024, 2023, and 2022 was $1.0 million, $1.9 million, and $3.9 million, respectively.
Restricted Stock Units
The Company granted 60,000, 145,000, and 140,000 of service-based restricted stock units (“RSUs”) in the fiscal years ended March 31, 2024, 2023 and 2022, respectively, which generally vest ratably over a three-year service period. RSUs are valued at the market closing share price on the date of grant and compensation expense for RSUs is recognized ratably over the applicable vesting period.
The following table summarizes activity for restricted stock units for the year ended March 31, 2024 (shares in thousands):

	Shares	Weighted-Average Grant Date Fair Value per Share
Outstanding as of March 31, 2023	225	$ 61.80
Granted	60	$ 10.80
Vested	(100)	$ 63.80
Forfeited or cancelled	(41)	$ 64.72
Outstanding as of March 31, 2024	144	$ 37.40
The total grant date fair value of RSUs vested during fiscal years ended March 31, 2024, 2023, and 2022 was $6.4 million, $5.2 million, and $5.0 million, respectively.
As of March 31, 2024, there was $2.6 million of total unrecognized stock-based compensation related to RSUs, which is expected to be recognized over a weighted-average period of two years.

Compensation Expense
The following table details the Company's stock-based compensation expense, net of forfeitures (in thousands):

	Year Ended March 31,
	2024	2023	2022
Cost of revenue	$ 774	$ 929	$ 1,112
Research and development	1,091	2,997	5,843
Sales and marketing	669	2,397	2,516
General and administrative	2,187	4,427	4,358
Total stock-based compensation	$ 4,721	$ 10,750	$ 13,829

	Year Ended March 31,
	2024	2023	2022
Restricted stock units	$ 4,551	$ 9,299	$ 9,331
Performance share units	170	878	3,811
Employee stock purchase plan	—	573	687
Total stock-based compensation	$ 4,721	$ 10,750	$ 13,829
Warrants
In connection with a debt refinancing and debt amendment activities, the Company issued warrants to purchase shares of the Company common stock in December 2018 which are exercisable until December 27, 2028 (the "December 2018 Warrants), in June 2020 which are exercisable until June 16, 2030 (the "June 2020 Warrants") and in June 2023 which are exercisable until June 1, 2033 (the "June 2023 Warrants").
The exercise price and the number of shares underlying the Company's December 2018 Warrants, June 2020 Warrants and June 2023 Warrants (collectively, the "Lender Warrants") and are subject to adjustment in the event of specified events, including dilutive issuances of equity instruments at a price lower than the exercise price of the respective warrants (the "Down Round Feature"), repricing of existing equity-linked instruments at a price lower than the exercise price of the respective warrants (the "Warrant Repricing Feature"), a subdivision or combination of the common stock, a reclassification of the common stock or specified dividend payments. Upon exercise, the aggregate exercise price may be paid, at each warrant holder’s election, in cash or on a net issuance basis, based upon the fair market value of the common stock at the time of exercise. The Company's warrants also have a provision that determines the potential stock price used when applying the Black-Scholes valuation model to determine the settlement price of the warrants in Successor Major Transactions ("SMT"), as defined in the respective warrant agreements, which include a change in control or liquidation (the "Warrant Settlement Price Provision"). The Warrant Settlement Price Provision requires the use of the greater of the closing price of the Company's common stock on the trading day immediately preceding the date on which an SMT is consummated, the closing market price of the Company's common stock following the first public announcement of an SMT or the closing market of the Company's common stock immediately preceding the announcement of an SMT. Because of these terms, equity classification was precluded, and these warrants are carried as liabilities at fair value.

The Company uses Level 2 inputs for its valuation methodology for the warrant liabilities as their fair values were determined by using the Black-Scholes model based on various assumptions. The assumptions used in calculating fair values of the Lender Warrants are as follows:

	December 2018 Warrants	June 2020 Warrants	June 2023 Warrants
March 31, 2024:
Discount period (years)	4.7 years	6.2 years	9.2 years
Risk-free interest rate	4.19%	4.16%	4.16%
Stock price volatility	87.00%	86.00%	81.00%
Grant date fair value	$ 6.60	$ 6.00	$ 9.00
March 31, 2023:
Discount period (years)	5.7 years	7.2 years	n/a
Risk-free interest rate	3.55%	3.52%	n/a
Stock price volatility	79.00%	77.00%	n/a
Grant date fair value	$ 15.40	$ 13.80	n/a
March 31, 2022:
Discount period (years)	6.7 years	8.2 years	n/a
Risk-free interest rate	2.39%	2.36%	n/a
Stock price volatility	79.00%	74.00%	n/a
Grant date fair value	$ 36.00	$ 31.80	n/a
The Company has adopted ASC 2017-11, Earnings per share (Topic 260) ; Distinguishing liabilities from equity (Topic 480); Derivatives and hedging (Topic 718) ("ASC 2017-11") which provides guidance that the inclusion of certain anti-dilution provisions including down-round provisions in which the exercise price and number of shares underlying an equity-linked instrument are adjusted based on certain specified events does not preclude an instrument from being equity classified. The Company has concluded the Warrant Repricing Feature does not meet the definition of a down-round provision that would provide a scope exception allowing equity classification; therefore, the Company's warrants are required to be classified as liabilities. In addition, the Company has concluded that the use of the greater of three share price inputs to the Black-Scholes valuation model in the Warrant Settlement Price Provision precludes the warrants from being indexed to the Company's own common stock under Topic 815 therefore requiring the Company to classify the warrants as liabilities with changes in fair value being recognized in the Company’s consolidated statement of operations.
The following summarizes the Company's outstanding Lender Warrants (in thousands, except exercise price):

	December 2018 Warrants	June 2020 Warrants	June 2023 Warrants	Total
March 31, 2024:
Exercise price	$ 26.60	$ 55.40	$ 20.00
Number shares under warrant(s)	357	184	63	604
Fair value	$ 2,320	$ 1,135	$ 591	$ 4,046
March 31, 2023:
Exercise price	$ 26.60	$ 55.80	n/a
Number shares under warrant(s)	356	183	n/a	539
Fair value	$ 5,447	$ 2,542	n/a	$ 7,989
March 31, 2022:
Exercise price	$ 26.60	$ 60.00	n/a
Number shares under warrant(s)	356	170	n/a	526
Fair value	$ 12,769	$ 5,468	n/a	$ 18,237
The Rights Offering triggered the Down Round Feature for the for June 2020 Warrants on April 22, 2022 due to the price per share received in the Rights Offering being lower than the exercise price. The exercise price for the June 2020 Warrants was adjusted to $55.80 per share and an additional 12,806 warrants were issued with an exercise price of $55.80. The issuance of the June 2023 Warrants triggered the Warrant Repricing Feature in the June 2020 Warrants and the December 2018 Warrants. The exercise price for the June 2020 Warrants was adjusted to $55.40 per share and an additional 1,363 warrants were issued with an exercise price of $55.40. The exercise price for the December 2018 warrants was not adjusted and an additional 1,021 warrants were issued with an exercise price of $26.60. The changes to the exercise price and number of warrants related to these adjustments were recorded as an adjustment to the warrant liability and reflected as a change in fair value of the warrant liability in the respective periods.

The table below sets forth a summary of changes in the fair value of the Company’s Level 2 warrant liabilities for the year ended March 31, 2024:

Balance at March 31, 2021	$ 78,267
Change in fair value of warrant liabilities	(60,030)
Balance at March 31, 2022	$ 18,237
Change in fair value of warrant liabilities	(10,250)
Balance at March 31, 2023	$ 7,989
Issuance of warrants	1,194
Change in fair value of warrant liabilities	(5,137)
Balance at March 31, 2024	$ 4,046
The Company also issued 2,500 warrants to purchase the Company's common stock in June 2020 and June 2023 to advisors of the Company at an exercise price of $60.00 and $20.00, respectively (collectively the "Other Warrants"). The Company has concluded that the Other Warrants do not contain provisions that would require liability classification under Topic 480 or Topic 718 and have been equity classified.
Registration Rights Agreements
The Lender Warrants grant the holders certain registration rights for the shares of common stock issuable upon the exercise of the applicable warrants, including (a) the ability of a holder to request that the Company file a Form S-1 registration statement with respect to at least 40% of the registrable securities held by such holder as of the issuance date of the applicable warrants; (b) the ability of a holder to request that the Company file a Form S-3 registration statement with respect to outstanding registrable securities if at any time the Company is eligible to use a Form S-3 registration statement; and (c) certain piggyback registration rights related to potential future equity offerings of the Company, subject to certain limitations.
NOTE 9: NET INCOME (LOSS) PER SHARE
Equity Instruments Outstanding
The Company has stock options, performance share units, restricted stock units and options to purchase shares under its ESPP, granted under various stock incentive plans that, upon exercise and vesting, would increase shares outstanding. The Company has also issued warrants to purchase shares of the Company’s stock.

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common stockholders (in thousands, except per share data):

	Year Ended March 31,
	2024	2023	2022
		As Restated	As Restated
Numerator:
Net income (loss) attributable to common stockholders used in basic earnings per share	$ (41,286)	$ (18,368)	$ 38,355
Add back: Excluded (gain) loss on assumed exercise of liability-classified common stock warrants during the period	—	(7,323)	(59,753)
Net loss attributable to common stockholders used in diluted earnings per share	$ (41,286)	$ (25,691)	$ (21,398)
Denominator:
Weighted average common shares outstanding used in basic earnings per share	4,754	4,517	2,944
Incremental common shares from:
Assumed exercise of dilutive warrants	—	42	357
Weighted average common shares outstanding used in diluted earnings per share	$ 4,754	$ 4,559	$ 3,301
Net income (loss) per share attributable to common stockholders - Basic	$ (8.68)	$ (4.07)	$ 13.03
Net income (loss) per share attributable to common stockholders - Diluted	$ (8.68)	$ (5.64)	$ (6.48)
The dilutive impact related to shares of common stock from incentive plans and outstanding warrants is determined by applying the treasury stock method to the assumed vesting of outstanding performance share units and restricted stock units and the exercise of outstanding options and warrants. The dilutive impact related to shares of common stock from contingently issuable performance share units is determined by applying a two-step approach using both the contingently issuable share guidance and the treasury stock method.

The following weighted-average outstanding shares of common stock equivalents were excluded from the computation of diluted net income (loss) per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (in thousands):

	Year Ended March 31,
	2024	2023	2022
Stock awards	17	27	100
Warrants	608	185	3
ESPP	—	—	1
Total	625	212	104
The Company had outstanding market based restricted stock units as of March 31, 2024 that were eligible to vest into shares of common stock subject to the achievement of certain stock price targets in addition to a time-based vesting period. These contingently issuable shares are excluded from the computation of diluted earnings per share if, based on current period results, the shares would not be issuable if the end of the reporting period were the end of the contingency period. There were 0.04 million shares of contingently issuable market-based restricted stock units that were excluded from the table above as the market conditions were not satisfied as of March 31, 2024.
NOTE 10: INCOME TAXES
Pre-tax income (loss) reflected in the consolidated statements of operations for the years ended March 31, 2024, 2023 and 2022 is as follows (in thousands):

	Year Ended March 31,
	2024	2023	2022
		As Restated	As Restated
U.S.	$ (40,555)	$ (18,429)	$ 39,146
Foreign	(20)	2,001	550
Total	$ (40,575)	$ (16,428)	$ 39,696

Income tax provision consists of the following (in thousands):

	Year Ended March 31,
	2024	2023	2022
		As Restated	As Restated
Current tax expense
Federal	$ —	$ —	$ —
State	14	70	477
Foreign	919	2,045	1,381
Total current tax expense	933	2,115	1,858
Deferred tax expense
Federal	18	23	9
State	21	108	22
Foreign	(261)	(306)	(548)
Total deferred tax expense (benefit)	(222)	(175)	(517)
Income tax provision	$ 711	$ 1,940	$ 1,341

The income tax provision differs from the amount computed by applying the federal statutory rate of 21% to loss before income taxes as follows (in thousands):

	For the year ended March 31,
	2024	2023	2022
		As Restated	As Restated
Expense (benefit) at the federal statutory rate	$ (8,507)	$ (3,450)	$ 8,341
Equity compensation	1,102	1,945	195
Permanent items	768	1,498	1,941
Foreign taxes	264	586	1,761
State income taxes	(860)	(124)	(133)
Valuation allowance	6,313	2,890	(7,396)
Uncertain tax positions	(8,010)	(3,791)	(6,349)
Credit monetization	—	—	(2,100)
Expiration of attributes	10,901	5,733	18,345
Research and development credits	(1,169)	(1,582)	(2,094)
Warrant fair value adjustments	(1,093)	(2,152)	(12,606)
Other	1,002	387	1,436
Income tax provision	$ 711	$ 1,940	$ 1,341

Significant components of deferred tax assets and liabilities are as follows (in thousands):

	As of March 31,
	2024	2023	2022
		As Restated	As Restated
Deferred tax assets
Loss carryforwards	$ 54,280	$ 56,675	$ 59,636
Deferred revenue	27,431	25,903	29,206
Capitalized research and development	27,785	23,949	16,289
Tax credits	15,888	15,894	16,085
Disallowed interest	16,572	13,162	12,296
Other accruals and reserves not currently deductible for tax purposes	4,685	4,494	4,450
Lease obligations	2,269	2,384	2,514
Inventory	2,426	2,715	1,701
Acquired intangibles	1,344	961	853
Accrued warranty expense	365	495	447
Gross deferred tax assets	153,045	146,632	143,477
Valuation allowance	(147,674)	(141,218)	(138,086)
Total deferred tax assets, net of valuation allowance	$ 5,371	$ 5,414	$ 5,391
Deferred tax liabilities
Depreciation	$ (2,038)	$ (2,009)	$ (1,921)
Lease assets	(1,929)	(2,128)	(2,439)
Other	(1,130)	(548)	(1,048)
Total deferred tax liabilities	$ (5,097)	$ (4,685)	$ (5,408)
Net deferred tax assets (liabilities)	$ 274	$ 729	$ (17)
The valuation allowance increased by $6.5 million during the year ended March 31, 2024, increased by $3.1 million during the year ended March 31, 2023, and decreased by $7.4 million during the year ended March 31, 2022, respectively.

A reconciliation of the gross unrecognized tax benefits is as follows (in thousands):

	For the year ended March 31,
	2024	2023	2022
		As restated	As restated
Beginning Balance	$ 96,343	$ 99,603	$ 101,119
Increase in balances related to tax positions in current period	2,229	2,778	2,785
Increase in balances related to tax positions in prior period	—	—	4,881
Decrease in balances related to tax positions in prior period	(1,364)	(817)	(1,020)
Decrease in balances due to lapse in statute of limitations	(8,867)	(5,221)	(8,162)
Ending balance	$ 88,341	$ 96,343	$ 99,603
During fiscal 2024, excluding interest and penalties, there was a $8.0 million change in the Company's unrecognized tax benefits. Including interest and penalties, the total unrecognized tax benefit at March 31, 2024 was $89.5 million, of which $77.1 million, if recognized, would favorably affect the effective tax rate. At March 31, 2024, accrued interest and penalties totaled $1.2 million. The Company's practice is to recognize interest and penalties related to income tax matters in the income tax provision in the consolidated statements of operations. As of March 31, 2024, $82.4 million of unrecognized tax benefits were recorded as a contra deferred tax asset in other long-term assets in the consolidated balance sheets and $7.1 million (including interest and penalties) were included in other long-term liabilities in the consolidated balances sheets.
The Company files its tax returns as prescribed by the laws of the jurisdictions in which it operates. The Company's U.S. tax returns have been audited for years through 2002 by the Internal Revenue Service. In other major jurisdictions, the Company is generally open to examination for the most recent three to five fiscal years. During the next 12 months, it is reasonably possible that approximately $12.6 million of tax benefits, inclusive of interest and penalties, that are currently unrecognized could be recognized as a result of the expiration of applicable statutes of limitations. Upon recognition of the tax benefit related to the expiring statutes of limitation $11.9 million will be offset by the establishment of a related valuation allowance. The net tax benefit recognized in the income statement is estimated to be $0.7 million.
As of March 31, 2024, the Company had federal net operating loss and tax credit carryforwards of approximately $208.5 million and $47.3 million, respectively. The net operating loss and tax credit carryforwards expire in varying amounts in fiscal 2025 if not previously utilized, and $12.8 million are indefinite-lived net operating loss carryforwards. These carryforwards include $11.1 million of acquired net operating losses and $2.5 million of acquired credits, the utilization of which is subject to various limitations due to prior changes in ownership.
Certain changes in stock ownership could result in a limitation on the amount of both acquired and self generated net operating loss and tax credit carryovers that can be utilized each year. If the Company has previously undergone, or should it experience in the future, such a change in stock ownership, it could severely limit the usage of these carryover tax attributes against future income, resulting in additional tax charges.
Due to its history of net losses and the difficulty in predicting future results, Quantum believes that it cannot rely on projections of future taxable income to realize the deferred tax assets. Accordingly, it has established a full valuation allowance against its U.S. and certain foreign net deferred tax assets. Significant management judgment is required in determining the Company's deferred tax assets and liabilities and valuation allowances for purposes of assessing its ability to realize any future benefit from its net deferred tax assets. The Company intends to maintain this valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance. The Company's income tax expense recorded in the future will be reduced to the extent that sufficient positive evidence materializes to support a reversal of, or decrease in, its valuation allowance.
NOTE 11: COMMITMENTS AND CONTINGENCIES
Commitments to Purchase Inventory
The Company uses contract manufacturers for its manufacturing operations. Under these arrangements, the contract manufacturer procures inventory to manufacture products based upon its forecast of customer demand. The Company has similar arrangements with certain other suppliers. The Company is responsible for the financial impact on the supplier or contract manufacturer of any reduction or product mix shift in the forecast relative to materials that the third party had already purchased under a prior forecast. Such a variance in forecasted demand could require a cash payment for inventory in excess of current customer demand or for costs of excess or obsolete inventory. As of March 31, 2024, the Company had issued non-cancelable commitments for $32.4 million to purchase inventory from its contract manufacturers and suppliers.
Leases
At the end of fiscal 2024, the Company had various non-cancelable operating leases for office facilities. Refer to Note 6: Leases for additional information regarding lease commitments.
Legal Proceedings
From time to time, we are a party to various legal proceedings and claims arising from the normal course of business activities. Based on current available information, we do not expect that the ultimate outcome of any currently pending unresolved matters, individually or in the aggregate, will have a material adverse effect on our results of operations, cash flows or financial position.
Realtime Data Matter
On July 22, 2016, Realtime Data LLC d/b/a IXO (“Realtime Data”) filed a patent infringement lawsuit against the Company in the U.S. District Court for the Eastern District of Texas, alleging infringement of U.S. Patents Nos. 7,161,506, 7,378,992, 7,415,530, 8,643,513, 9,054,728, and 9,116,908. The lawsuit was thereafter transferred to the U.S. District Court for the Northern District of California for further proceedings. Realtime Data asserts that the Company has incorporated Realtime Data’s patented technology into its compression products and services. On July 31, 2017, the Court in the Northern District of California stayed proceedings in this litigation pending the outcome of Inter Partes Review proceedings before the Patent Trial and Appeal Board relating to the asserted Realtime patents. In those proceedings the asserted claims of the ’506 patent, the ’992 patent, and the ’513 patent were found unpatentable. In addition, on July 19, 2019, the United States District Court for the District of Delaware issued a Quantum Corporation Confidential decision finding that all claims of the ’728 patent, the ’530 patent, and the ’908 patent are not eligible for patent protection under 35 U.S.C. § 101 (the “Delaware Action”). On appeal, the Federal Circuit vacated the decision in the Delaware Action and remanded for the Court to “elaborate on its ruling.” In opinions dated May 4, 2021 and August 23, 2021, the Court in the Delaware Action reaffirmed its earlier ruling and granted defendants’ motions to dismiss under Section 101. Realtime Data appealed those decisions to the Federal Circuit, which affirmed on August 2, 2023. In January 2024, the U.S. Supreme Court denied Realtime Data's petition for certiorari to hear the case. Following that decision, the parties entered into a covenant not to sue and settlement agreement. The agreement provides that Realtime Data will not sue Quantum based on certain covered patents and dismissed the action pending in the Northern District of California with prejudice.
Arrow Electronics Matter
On July 27, 2023, Arrow Electronics, Inc. ("Arrow Electronics"), an electronics component distributor filed a lawsuit in a federal court in the Northern District of California against Quantum, alleging breach of contract and breach of the covenant of good faith and fair dealing, seeking, among other things just over $4.6 million in damages. Quantum has filed a responsive pleading disputing Arrow Electronics’ claims and plans to aggressively defend itself against them. At this time, Quantum believes the probability that this lawsuit will have a material adverse effect on our business, operating results, or financial condition is remote.
NOTE 12: FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company follows the guidance in ASC 820, Fair Value Measurement for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The Company has certain non-financial assets that are measured at fair value on a non-recurring basis when there is an indicator of impairment, and they are recorded at fair value only when an impairment is recognized. See Note 8: Common Stock for disclosure related to the Company's asset and liabilities that are revalued at fair value at each reporting period. These assets include property and equipment and amortizable intangible assets. The Company did not record impairments to any non-financial assets in the fiscal years ended March 31, 2024, 2023 and 2022.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:    Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:    Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:    Unobservable inputs based on management’s assessment of the assumptions that market participants would use in pricing the asset or liability.
Information related to the fair value of the Company's warrant liabilities which were determined utilizing Level 2 inputs to determine such fair value are included in Note 8: Common Stock. The following table represents the carrying value and total estimated fair value of the Company's Term Loan and PNC Credit Facility which have been determined utilizing level 2 inputs to determine fair value.

	March 31,
	2024		2023		2022
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
Term Loan	$ 87,942	$ 75,143	$ 74,667	$ 66,684	$ 98,723	$ 98,723
PNC Credit Facility	26,604	24,743	16,750	15,918	17,735	17,735
The carrying amounts reported in the accompanying consolidated financial statements for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate their respective fair values because of the short-term nature of these accounts.
NOTE 13: SUBSEQUENT EVENTS
Debt Amendments
On May 24, 2024, the Company entered into amendments to the Credit Agreements which, among other things, waives compliance with the Company's net leverage covenant as of March 31, 2024 as well as any default that might arise as a result of the restatement of certain of the Company’s historical financial statements.
In connection with the amendment to the Term Loan, the Company issued to the Term Loan lenders (the “2024 Term Loan Warrants”) to purchase an aggregate of 100,000 shares of the Company’s common stock at a purchase price of $9.19. The exercise price and the number of shares underlying the 2024 Term Loan Warrants are subject to adjustment in the event of specified events, including dilutive issuances at a price lower than the exercise price of the 2024 Term Loan Warrants, a subdivision or combination of the common stock, a reclassification of the common stock or specified dividend payments. Upon exercise, the aggregate exercise price may be paid, at each warrant holder’s election, in cash or on a net issuance basis, based upon the fair market value of the common stock at the time of exercise.
Term Debt Prepayment
On March 23, 2024, the Company sold certain service inventory for an approximate $15.0 million. On April 2, 2024, the Company used a portion of the proceeds from the disposition of these assets to prepay $12.3 million of the Term Loan.
NOTE 14: RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
As described in Note 1: Description of Business and Significant Accounting Policies, and as further described below, in November 2023, the Company determined that it was necessary to re-evaluate its application of standalone selling price under Topic 606. The Company concluded that its application of Topic 606 related to standalone selling price was inconsistent with the generally accepted application of the guidance. The Company’s management reperformed the determination of standalone selling price with the support of external advisors, and the resulting calculations have been applied to the revenue allocations in the fiscal years ended March 31, 2024, March 31, 2023 and March 31, 2022. The Company additionally identified contractual terms contained within outstanding warrant agreements issued to its prior and current lenders in 2018, 2020 and 2023, which required further evaluation under Topic 815. After consulting with external advisors and completing an extensive review process, management concluded that the classification of warrants as equity was not consistent with Topic 815 and has restated them as a liability. This also resulted in the requirement to account for the change in the fair value of the warrants through the Statement of Operations. As a result of these errors, the Company is restating the financial statements for the years ended March 31, 2023 and 2022.
The nature of the restatement adjustments and their impact on previously reported consolidated financial statements is as follows:
1.Application of Topic 606 related to standalone selling price - The Company historically used invoice price as the standalone selling price for all goods and services. This was partly because of the high level of customization for each product sold and because the pricing for individual performance obligations is highly variable. Standalone selling price has now been established for all goods and services sold in a bundled contract using the adjusted market assessment approach or the cost plus a reasonable margin approach and maximizing the use of observable inputs. The impact on the consolidated statement of operations and comprehensive loss for the fiscal years ended March 31, 2022 and March 31, 2023 is an increase to product revenue of $7.1 million and $8.3 million respectively, an increase to service revenue of $3.6 million and $1.0 million respectively, and a decrease to pre-tax loss of $10.6 million and $9.3 million respectively. The impact to the consolidated balance sheet at March 31, 2022 and March 31, 2023 is an increase to short term deferred revenue of $0.6 million as at March 31, 2022, a decrease to short term deferred revenue of $2.7 million as at March 31, 2023, and a decrease to long term deferred revenue of $1.8 million and $7.8 million, respectively.
2.Application of Topic 815 related to classification of outstanding warrants - The Company inappropriately classified the warrants issued in 2018, 2020 and 2023 as equity. The impact on the consolidated statement of operations and comprehensive loss for the fiscal years ended March 31, 2022 and March 31, 2023 is an increase to the change in value of warrant liabilities of $60.0 million and $10.2 million, respectively, and a decrease to pre-tax loss of $60.0 million and $10.2 million respectively. The impact to the consolidated balance sheet at March 31, 2022 and March 31, 2023 is a decrease to warrant liabilities of $18.2 million and $8.0 million, respectively, and a decrease to additional paid-in capital of $20.2 million and $20.2 million, respectively.
Below are our restated consolidated balance sheets as of March 31, 2023 and 2022, and the restated consolidated statements of operations and comprehensive loss, statements of stockholders’ equity, and statements of cash flows for each of the years ended March 31, 2023 and 2022.

QUANTUM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2023
	As previously reported	Restatement adjustments	Reference	As restated
Assets
Current assets:
Cash and cash equivalents	$ 25,963	$ —		$ 25,963
Restricted cash	212	—		212
Accounts receivable, net of allowance for credit losses of $201	72,464	—		72,464
Manufacturing inventories	19,441	—		19,441
Service parts inventories	25,304	—		25,304
Prepaid expenses	4,158	—		4,158
Other current assets	5,513	—		5,513
Total current assets	153,055	—		153,055

Property and equipment, net	16,555	—		16,555
Intangible assets, net	4,941	—		4,941
Goodwill	12,969	—		12,969
Right-of-use assets, net	10,291	—		10,291
Other long-term assets	15,846	—		15,846
Total assets	$ 213,657	$ —		$ 213,657
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$ 35,716	$ —		35,716
Accrued compensation	15,710	—		15,710
Deferred revenue, current portion	82,504	(2,697)	(a)	79,807
Term debt, current portion	5,000	—		5,000
Warrant liabilities	—	7,989	(b)	7,989

Other accrued liabilities	13,666	—		13,666
Total current liabilities	152,596	5,292		157,888
Deferred revenue, net of current portion	43,306	(7,811)		35,495
Revolving credit facility	16,750	—		16,750
Term debt, net of current portion	66,354	—		66,354
Operating lease liabilities	10,169	—		10,169
Other long-term liabilities	11,370	—		11,370
Total liabilities	300,545	(2,519)		298,026

Stockholders’ deficit
Preferred stock:
Preferred stock, 20,000 shares authorized; no shares issued	—	—		—
Common stock:
Common stock, $0.01 par value; 225,000 shares authorized; 4,678 shares issued and outstanding	47	—		47
Additional paid-in capital	723,492	(20,233)	(b)	703,259
Accumulated deficit	(808,846)	22,752	(a) (b)	(786,094)
Accumulated other comprehensive loss	(1,581)	—		(1,581)
Total stockholders' deficit	(86,888)	2,519		(84,369)
Total liabilities and stockholders' deficit	$ 213,657	$ —		$ 213,657

QUANTUM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2022
	As previously reported	Restatement adjustments	Reference	As restated
Assets
Current assets:
Cash and cash equivalents	$ 5,210	$ —		$ 5,210
Restricted cash	283	—		283
Accounts receivable, net of allowance for credit losses of $422	69,354	—		69,354
Manufacturing inventories	33,546	—		33,546
Service parts inventories	24,254	—		24,254
Prepaid expenses	7,853	—		7,853
Other current assets	4,697	—		4,697
Total current assets	145,197	—		145,197

Property and equipment, net	12,853	—		12,853
Intangible assets, net	9,584	—		9,584
Goodwill	12,969	—		12,969
Right-of-use assets, net	11,107	—		11,107
Other long-term assets	9,925	—		9,925
Total assets	$ 201,635	$ —		$ 201,635
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$ 34,220	$ —		34,220
Accrued compensation	16,141	—		16,141
Deferred revenue, current portion	86,517	611	(a)	87,128
Term debt, current portion	4,375	—		4,375
Warrant liabilities	—	18,237	(b)	18,237
Other accrued liabilities	16,562	—		16,562
Total current liabilities	157,815	18,848		176,663
Deferred revenue, net of current portion	41,580	(1,792)		39,788
Revolving credit facility	17,735	—		17,735
Term debt, net of current portion	89,448	—		89,448
Operating lease liabilities	9,891	—		9,891
Other long-term liabilities	11,849	—		11,849
Total liabilities	328,318	17,056		345,374

Stockholders’ deficit
Preferred stock:
Preferred stock, 20,000 shares authorized; no shares issued	—	—		—
Common stock:
Common stock, $0.01 par value; 225,000 shares authorized; 3,021 shares issued and outstanding	30	—		30
Additional paid-in capital	645,613	(20,233)	(b)	625,380
Accumulated deficit	(770,903)	3,177	(a) (b)	(767,726)
Accumulated other comprehensive loss	(1,423)	—		(1,423)
Total stockholders' deficit	(126,683)	(17,056)		(143,739)
Total liabilities and stockholders' deficit	$ 201,635	$ —		$ 201,635

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Year Ended March 31, 2023
	As previously reported	Restatement adjustments	Reference	As restated
Revenue
Product	$ 266,537	$ 8,317	(a)	$ 274,854
Service and subscription	132,510	1,008	(a)	133,518
Royalty	13,705	—		13,705
Total revenue	412,752	9,325		422,077
Cost of revenue
Product	220,031	—		220,031
Service and subscription	58,782	—		58,782
Total cost of revenue	278,813	—		278,813
Gross profit	133,939	9,325		143,264
Operating expenses
Sales and marketing	66,034	—		66,034
General and administrative	47,752	—		47,752
Research and development	44,555	—		44,555
Restructuring charges	1,605	—		1,605
Total operating expenses	159,946	—		159,946
Income (loss) from operations	(26,007)	9,325		(16,682)
Other income, net	1,956	—		1,956
Interest expense	(10,560)	—		(10,560)
Change in fair value of warrant liability	—	10,250	(b)	10,250
Loss on debt extinguishment, net	(1,392)	—		(1,392)
Net income (loss) before income taxes	(36,003)	19,575		(16,428)
Income tax provision	1,940	—		1,940
Net income (loss)	$ (37,943)	$ 19,575		$ (18,368)
Deemed dividend on warrants	(389)	389	(b)	—

Net income (loss) attributable to common stockholders	$ (38,332)	$ 19,964	$ (18,368)

Net income (loss) per share attributable to common stockholders- basic	$ (8.49)	$ 4.42	$ (4.07)
Net income (loss) per share attributable to common stockholders - diluted	$ (8.49)	$ 2.85	$ (5.64)
Weighted average shares - basic	4,517	4,517	4,517
Weighted average shares - diluted	4,517	4,559	4,559

Net income (loss)	$ (37,943)	$ 19,575	$ (18,368)
Foreign currency translation adjustments, net	(158)	—	(158)
Total comprehensive income (loss)	$ (38,101)	$ 19,575	$ (18,526)

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Year Ended March 31, 2022
	As previously reported	Restatement adjustments	Reference	As restated
Revenue
Product	$ 223,761	$ 7,053	(a)	$ 230,814
Service and subscription	133,689	3,552	(a)	137,241
Royalty	15,377	—		15,377
Total revenue	372,827	10,605		383,432
Cost of revenue
Product	169,780	—		169,780
Service and subscription	56,012	—		56,012
Total cost of revenue	225,792	—		225,792
Gross profit	147,035	10,605		157,640
Operating expenses
Research and development	51,812	—		51,812
Sales and marketing	62,957	—		62,957
General and administrative	45,256	—		45,256
Restructuring charges	850	—		850
Total operating expenses	160,875	—		160,875
Income (loss) from operations	(13,840)	10,605		(3,235)
Other expense, net	(251)	—		(251)
Interest expense	(11,888)	—		(11,888)
Change in fair value of warrant liabilities	—	60,030	(b)	60,030
Loss on debt extinguishment, net	(4,960)	—		(4,960)
Net income (loss) before income taxes	(30,939)	70,635		39,696
Income tax provision	1,341	—		1,341
Net income (loss)	$ (32,280)	$ 70,635		$ 38,355

Net income (loss) per share - basic	$ (10.96)	$ 23.99	$ 13.03
Net income (loss) per share - diluted	$ (10.96)	$ 4.48	$ (6.48)
Weighted average shares - basic	2,944	2,944	2,944
Weighted average shares - diluted	2,944	3,301	3,301

Net income (loss)	$ (32,280)	$ 70,635	$ 38,355
Foreign currency translation adjustments, net	(567)	—	(567)
Total comprehensive income (loss)	$ (32,847)	$ 70,635	$ 37,788

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31, 2023
	As previously reported	Restatement adjustments	Reference	As restated
Operating activities
Net income (loss)	$ (37,943)	$ 19,575	(a) (b)	$ (18,368)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,118	—		10,118
Amortization of debt issuance costs	1,624	—		1,624
Long-term debt related costs	992	—		992
Provision for manufacturing and service inventories	18,052	—		18,052
Stock-based compensation	10,750	—		10,750
Change in fair value of warrant liabilities	—	(10,250)	(b)	(10,250)
Other non-cash	(2,067)	—		(2,067)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(2,966)	—		(2,966)
Manufacturing inventories	(1,839)	—		(1,839)
Service parts inventories	(3,503)	—		(3,503)
Accounts payable	1,158	—		1,158
Prepaid expenses	3,695	—		3,695
Deferred revenue	(2,286)	(9,325)	(a)	(11,611)
Accrued compensation	(431)	—		(431)
Other assets	(1,270)	—		(1,270)
Other liabilities	1,022	—		1,022

Net cash used in operating activities	(4,894)	—	(4,894)
Investing activities
Purchases of property and equipment	(12,581)	—	(12,581)
Business acquisitions	(3,020)	—	(3,020)
Net cash used in investing activities	(15,601)	—	(15,601)
Financing activities
Borrowings of long-term debt, net of debt issuance costs	—	—	—
Repayments of long-term debt	(24,596)	—	(24,596)
Borrowings of credit facility	497,280	—	497,280
Repayments of credit facility	(498,665)	—	(498,665)
Borrowings of paycheck protection program	—	—	—
Proceeds from secondary offering, net	—	—	—
Payment of taxes due upon vesting of restricted stock	—	—	—
Proceeds from issuance of common stock	67,146	—	67,146
Net cash provided by financing activities	41,165	—	41,165
Effect of exchange rate changes on cash and cash equivalents	12	—	12
Net change in cash, cash equivalents, and restricted cash	20,682	—	20,682
Cash, cash equivalents, and restricted cash at beginning of period	5,493	—	5,493
Cash, cash equivalents, and restricted cash at end of period	$ 26,175	$ —	$ 26,175
Supplemental disclosure of cash flow information
Cash paid for interest	$ 8,701	$ —	$ 8,701
Cash paid for income taxes, net of refunds	$ 1,418	$ —	$ 1,418
Non-cash transactions
Purchases of property and equipment included in accounts payable	$ 1,049	$ —	$ 1,049

Transfer of manufacturing inventory to services inventory	$ 4,045	$ —		$ 4,045
Transfer of manufacturing inventory to property and equipment	$ 343	$ —		$ 343
Payment of litigation settlements with insurance proceeds	$ —	$ —		$ —
Paid-in-kind interest	$ 319	$ —		$ 319
Deemed dividend	$ 389	$ (389)	(b)	$ —
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:
Cash and cash equivalents	$ 25,963	$ —		$ 25,963
Restricted cash, current	212	—		212
Total cash, cash equivalents and restricted cash at the end of period	$ 26,175	$ —		$ 26,175

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31, 2022
	As previously reported	Restatement adjustments	Reference	As adjusted
Operating activities
Net income (loss)	$ (32,280)	$ 70,635	(a) (b)	$ 38,355
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,418	—		9,418
Amortization of debt issuance costs	2,414	—		2,414
Long-term debt related costs	8,471	—		8,471
Provision for manufacturing and service inventories	5,740	—		5,740
Gain on PPP loan extinguishment	(10,000)	—		(10,000)
Stock-based compensation	13,829			13,829
Change in fair value of warrant liabilities	—	(60,030)	(b)	(60,030)
Other non-cash	(832)	—		(832)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	3,651	—		3,651
Manufacturing inventories	(12,069)	—		(12,069)
Service parts inventories	(4,400)	—		(4,400)
Accounts payable	(1,939)	—		(1,939)
Prepaid expenses	(3,959)	—		(3,959)
Deferred revenue	(2,514)	(10,605)	(a)	(13,119)
Accrued restructuring charges	(580)	—		(580)

Accrued compensation	(3,073)	—	(3,073)
Other assets	(2,602)	—	(2,602)
Other liabilities	(3,003)	—	(3,003)
Net cash used in operating activities	(33,728)	—	(33,728)
Investing activities
Purchases of property and equipment	(6,316)	—	(6,316)
Business acquisitions	(7,808)	—	(7,808)
Net cash used in investing activities	(14,124)	—	(14,124)
Financing activities
Borrowings of long-term debt, net of debt issuance costs	94,961	—	94,961
Repayments of long-term debt	(94,301)	—	(94,301)
Borrowings of credit facility	309,000	—	309,000
Repayments of credit facility	(291,265)	—	(291,265)
Proceeds from issuance of common stock	1,762		1,762
Net cash provided by financing activities	20,157	—	20,157
Effect of exchange rate changes on cash and cash equivalents	51	—	51
Net change in cash, cash equivalents, and restricted cash	(27,644)	—	(27,644)
Cash, cash equivalents, and restricted cash at beginning of period	33,137	—	33,137
Cash, cash equivalents, and restricted cash at end of period	$ 5,493	$ —	$ 5,493
Supplemental disclosure of cash flow information
Cash paid for interest	$ 9,140	$ —	$ 9,140
Cash paid for income taxes, net of refunds	$ 944	$ —	$ 944
Non-cash transactions
Purchases of property and equipment included in accounts payable	$ 147	$ —	$ 147

Transfer of manufacturing inventory to services inventory	$ 211	$ —	$ 211
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the statement of cash flows:
Cash and cash equivalents	$ 5,210	$ —	$ 5,210
Restricted cash, current	283	—	283
Total cash, cash equivalents and restricted cash at the end of period	$ 5,493	$ —	$ 5,493

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands)

		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Deficit
	Reference	Shares	Amount
As previously reported
Balance, March 31, 2022		3,021	$ 30	$ 645,613	$ (770,903)	$ (1,423)	$ (126,683)
Net loss		—	—	—	(37,943)	—	(37,943)
Foreign currency translation adjustments, net		—	—	—	—	(158)	(158)
Shares issued under employee stock purchase plan		30	1	896	—	—	897
Shares issued under employee incentive plans, net		109	1	(1)	—	—	—
Shares issued in connection with rights offering, net		1,500	15	66,234	—	—	66,249
Shares issued in connection with business acquisition		18	—	—	—	—	—
Stock-based compensation		—	—	10,750	—	—	10,750
Balance, March 31, 2023		4,678	$ 47	$ 723,492	$ (808,846)	$ (1,581)	$ (86,888)
Adjustments
March 31, 2022	(a) (b)	—	—	(20,233)	3,177	—	(17,056)
Net loss	(a) (b)	—	—	—	19,575	—	19,575
March 31, 2023		—	$ —	$ (20,233)	$ 22,752	$ —	$ 2,519
As restated
March 31, 2022		3,021	$ 30	$ 625,380	$ (767,726)	$ (1,423)	$ (143,739)

Net loss	—	—	—	(18,368)	—	(18,368)
Foreign currency translation adjustments, net	—	—	—	—	(158)	(158)
Shares issued under employee stock purchase plan	30	1	896	—	—	897
Shares issued under employee incentive plans, net	109	1	(1)	—	—	—
Shares issued in connection with rights offering, net	1,500	15	66,234	—	—	66,249
Shares issued in connection with business acquisition	18	—	—	—	—	—
Stock-based compensation	—	—	10,750	—	—	10,750
March 31, 2023	4,678	$ 47	$ 703,259	$ (786,094)	$ (1,581)	$ (84,369)

QUANTUM CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands)

		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Deficit
	Reference	Shares	Amount
As previously reported
Balance, March 31, 2021		2,846	$ 28	$ 627,206	$ (738,623)	$ (856)	$ (112,245)
Net loss		—	—	—	(32,280)	—	(32,280)
Foreign currency translation adjustments, net		—	—	—	—	(567)	(567)
Shares issued under employee stock purchase plan		19	—	1,762	—	—	1,762
Shares issued under employee incentive plans, net		115	1	(1)	—	—	—
Shares issued in connection with business acquisition		41	1	2,817	—	—	2,818
Stock-based compensation		—	—	13,829	—	—	13,829
Balance, March 31, 2022		3,021	$ 30	$ 645,613	$ (770,903)	$ (1,423)	$ (126,683)
Adjustments
March 31, 2021	(a) (b)	—	—	(20,233)	(67,458)	—	(87,691)
Net loss	(a) (b)	—	—	—	70,635	—	70,635
March 31, 2022		—	$ —	$ (20,233)	$ 3,177	$ —	$ (17,056)
As restated
March 31, 2021		2,846	$ 28	$ 606,973	$ (806,081)	$ (856)	$ (199,936)
Net loss		—	—	—	38,355	—	38,355

Foreign currency translation adjustments, net	—	—	—	—	(567)	(567)
Shares issued under employee stock purchase plan	19	—	1,762	—	—	1,762
Shares issued under employee incentive plans, net	115	1	(1)	—	—	—
Shares issued in connection with business acquisition	41	1	2,817	—	—	2,818
Stock-based compensation	—	—	13,829	—	—	13,829
March 31, 2022	3,021	$ 30	$ 625,380	$ (767,726)	$ (1,423)	$ (143,739)